                                                                EXECUTION COPY
                                                                Exhibit 10(e)




                                  $150,000,000

                           REVOLVING CREDIT AGREEMENT

                            DATED AS OF MAY 31, 1995

                                     AMONG

                                OHM CORPORATION
                                      AND
                        OHM REMEDIATION SERVICES CORP.,
                                  AS BORROWERS

                                      AND

                              CITICORP USA, INC.,
                            AS ADMINISTRATIVE AGENT

                                      AND

                           BANK OF AMERICA ILLINOIS,
                    AS ISSUING AND PAYING AGENT AND CO-AGENT

                                      AND

                    THE FINANCIAL INSTITUTIONS SET FORTH ON
                           THE SIGNATURE PAGES HERETO

                               TABLE OF CONTENTS


SECTION                                                                                                                      PAGE
-------                                                                                                                      ----
                                                            ARTICLE I
                                                DEFINITIONS AND ACCOUNTING TERMS  . . . . . . . . . . . . . . . . . . . . .    1
SECTION 1.01.  Certain Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

                                                           ARTICLE II
                                     AMOUNTS AND TERMS OF THE ADVANCES AND LETTERS OF CREDIT  . . . . . . . . . . . . . . .   20
SECTION 2.01.  The Advances and Letters of Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
SECTION 2.02.  The Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
SECTION 2.03.  Making the Advances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
SECTION 2.04.  Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
SECTION 2.05.  Prepayments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
SECTION 2.06.  Joint and Several Liability; Repayment of Advances and Letters of Credit . . . . . . . . . . . . . . . . . .   25
SECTION 2.07.  Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
SECTION 2.08.  Additional Interest on Eurodollar Rate Advances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
SECTION 2.09.  Interest Rate Determination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
SECTION 2.10.  Increased Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
SECTION 2.11.  Payments and Computations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
SECTION 2.12.  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
SECTION 2.13.  Sharing of Payments, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
SECTION 2.14.  Letters of Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
SECTION 2.15.  Termination or Reduction of the Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38

                                                           ARTICLE III
                                                      CONDITIONS PRECEDENT  . . . . . . . . . . . . . . . . . . . . . . . .   39
SECTION 3.01.  Conditions Precedent to the Effectiveness of This Agreement  . . . . . . . . . . . . . . . . . . . . . . . .   39
SECTION 3.02.  Conditions Precedent to Each Extension of Credit Hereunder . . . . . . . . . . . . . . . . . . . . . . . . .   42

                                                           ARTICLE IV
                                                 REPRESENTATIONS AND WARRANTIES   . . . . . . . . . . . . . . . . . . . . .   43
SECTION 4.01.  Representations and Warranties of the Borrowers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43

                                                            ARTICLE V
                                                   COVENANTS OF THE BORROWERS   . . . . . . . . . . . . . . . . . . . . . .   45
SECTION 5.01.  Affirmative Covenants of the Borrowers Other Than Reporting Requirements . . . . . . . . . . . . . . . . . .   45
SECTION 5.02.  Negative Covenants of the Borrowers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
SECTION 5.03.  Reporting Requirements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55

SECTION                                                                                                                      PAGE
-------                                                                                                                      ----
                                                           ARTICLE VI
                                                        EVENTS OF DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . .   58
SECTION 6.01.  Events of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   58

                                                           ARTICLE VII
                                                           THE AGENTS   . . . . . . . . . . . . . . . . . . . . . . . . . .   62
SECTION 7.01.  Authorization and Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   62
SECTION 7.02.  Agents' Reliance, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   63
SECTION 7.03.  Citicorp USA, BAI and Affiliates.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   63
SECTION 7.04.  Bank Credit Decision . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   63
SECTION 7.05.  Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   64
SECTION 7.06.  Successor Agents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   64

                                                          ARTICLE VIII
                                                          MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . .   65
SECTION 8.01.  No Waiver; Cumulative Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   65
SECTION 8.02.  Amendments, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   65
SECTION 8.03.  Notices, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   66
SECTION 8.04.  Costs and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   67
SECTION 8.05.  Obligations Several  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   67
SECTION 8.06.  Right of Setoff  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   67
SECTION 8.07.  Execution in Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   68
SECTION 8.08.  Binding Effect; Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   68
SECTION 8.09.  GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   71
SECTION 8.10.  MUTUAL WAIVER OF JURY TRIAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   71
SECTION 8.11.  CONSENT TO JURISDICTION; SERVICE OF PROCESS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   71
SECTION 8.12.  Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   72
SECTION 8.13.  Severability of Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   72
SECTION 8.14.  Indemnities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   73
SECTION 8.15.  The Transaction Documents; Actions by the Banks; Release and Re-Grant of Collateral; Release of WMX
               Guaranty . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   73
SECTION 8.16.  Termination of Prior Credit Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   75
SECTION 8.17.  Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   75

SECTION                                                                                  PAGE
-------                                                                                  ----
                                                             Annexes
                                                             -------

         ANNEX A --     FACILITY A RATE DETERMINATION TABLE
         ANNEX B --     FACILITY B RATE DETERMINATION TABLE

                                                            Exhibits
                                                            --------

         EXHIBIT A   --   FORM OF ASSIGNMENT AND ACCEPTANCE
         EXHIBIT B   --   FORM OF NOTE
         EXHIBIT C   --   FORM OF NOTICE OF BORROWING
         EXHIBIT D   --   FORM OF SECURITY AGREEMENT AMENDMENT
         EXHIBIT E   --   FORM OF PLEDGE AGREEMENT AMENDMENT
         EXHIBIT F   --   FORM OF WMX GUARANTY
         EXHIBIT G   --   FORM OF WMX INTERCREDITOR AGREEMENT
         EXHIBIT H   --   FORM OF BORROWERS' OPINION OF COUNSEL
         EXHIBIT I   --   FORM OF OPINION OF SPECIAL COUNSEL TO THE AGENT
         EXHIBIT J   --   FORM OF REQUEST FOR RELEASE OF COLLATERAL


                                                            Schedules
                                                            ---------

         SCHEDULE 2.12            --       DOMESTIC AND EURODOLLAR LENDING OFFICES
         SCHEDULE 2.14(d)         --       EXISTING LETTERS OF CREDIT
         SCHEDULE 4.01(k)         --       DOMESTIC AND FOREIGN SUBSIDIARIES
         SCHEDULE 5.02(a)(iv)     --       EXISTING LIENS
         SCHEDULE 5.02(i)(ii)     --       EXISTING INVESTMENTS
         SCHEDULE 5.02(j)(vii)    --       EXISTING INDEBTEDNESS

                                                                  EXECUTION COPY



                           REVOLVING CREDIT AGREEMENT


                 This REVOLVING CREDIT AGREEMENT dated as of May 31, 1995 (as the same may be amended, restated, supplemented or otherwise modified from time to time hereafter, the "Agreement") is among OHM Corporation, an Ohio corporation ("OHM"), OHM Remediation Services Corp., an Ohio corporation ("Remediation" and, together with OHM, sometimes hereinafter referred to collectively as the "Borrowers" and each individually as a "Borrower"), the financial institutions listed on the signature pages hereto (together with any other financial institutions from time to time parties hereto, the "Banks" and each a "Bank"), Citicorp USA, Inc., a Delaware corporation, in its individual capacity (in such capacity, "Citicorp USA") and as administrative agent (in such capacity as administrative agent, the "Administrative Agent") for the Banks, and Bank of America Illinois, in its individual capacity (in such capacity, "BAI"), as issuing and paying agent and co-agent (in such capacity as issuing and paying agent and co- agent, the "Issuing and Paying Agent"). In consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:


                                   ARTICLE I
                        DEFINITIONS AND ACCOUNTING TERMS

                 SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                 "A Commitment" means, with respect to any Bank at any time, such Bank's Contractual Percentage multiplied by the Total A Commitment at such time.

                 "Accounts Receivable Reserve" means the charge taken by the Borrowers in the fiscal quarter ending December, 1994 in the amount of $25,000,000, in connection with certain accounts receivable or other amounts due from clients of the Borrowers, primarily related to certain litigation between the Borrowers and CITGO Petroleum Corporation.

                 "Advance" means an advance by a Bank to either Borrower as part of a Borrowing and refers to a Eurodollar Rate Advance or a Base Rate Advance, each of which shall be a "Type" of Advance.

                 "Affiliate" means, as to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person or is a director or officer of such Person.

                 "Alternate Base Rate" means the fluctuating rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the highest of (but in no event higher than the maximum rate permitted by law):

                 (a) The rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank's base rate;

                 (b) The sum (adjusted to the nearest 1/4 of 1% or, if there is no nearest 1/4 of 1%, to the next higher 1/4 of 1%) of (i) 1/2 of 1% per annum, plus (ii) the rate per annum obtained by dividing
         (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if any such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for Citibank in respect of liabilities consisting of or including (among other liabilities) three-month U.S. dollar nonpersonal time deposits in the United States, plus (iii) the average during such three-week period of the annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring U.S. dollar deposits of Citibank in the United States; and

                 (c) The sum of (i) 1/2 of 1% per annum plus (ii) the Federal Funds Rate.

                 "Applicable Base Rate Margin" means the Facility A Base Rate Margin for Facility A Advances and the Facility B Base Rate Margin for Facility B Advances.

                 "Applicable Eurodollar Margin" means the Facility A Eurodollar Margin for Facility A Advances and the Facility B Eurodollar Margin for Facility B Advances.

                 "Applicable Issuance Fee Percentages" means the Facility A Issuance Fee Percentages for Facility A Letters of Credit and the Facility B Issuance Fee Percentages for Facility B Letters of Credit.

                 "Applicable Lending Office" means, with respect to  each Bank,
(i) such Bank's Eurodollar Lending Office in the case of a Eurodollar Rate Advance and (ii) such Bank's Domestic Lending Office in the case of a Base Rate Advance or a participation in a Letter of Credit.

                 "Applicable Rate Determination Table" means, with respect to Facility A, the Facility A Rate Determination Table and, with respect to Facility B, the Facility B Rate Determination Table.

                 "Assignee" has the meaning specified in Section 8.08.

                 "Assignment" has the meaning specified in Section 8.08.

                 "Assignment and Acceptance" means an Assignment and Acceptance in the form attached hereto as Exhibit A.

                 "Authorized Officer" means, with respect to either Borrower, any of the Chairman of the Board, the President, any Executive Vice President, any Vice President, the Treasurer, the Secretary, the Controller, any Assistant Treasurer or any Assistant Controller of such Borrower, as has been duly authorized to act on behalf of such Borrower hereunder.

                 "B Commitment" means, with respect to any Bank at any time, such Bank's Contractual Percentage multiplied by the Total B Commitment at such time.

                 "Bank of Tokyo Agreement" means that certain Master Loan and Security Agreement dated as of May 11, 1993, between Remediation and BOT Financial Corporation, as the same has been or may be amended from time to time, providing for loans of up to $8,000,000 to finance the capital expenditures in connection with Remediation's Baird and McGuire incineration project in Holbrook, Massachusetts.

                 "Base Rate Advance" means an Advance which bears interest as provided in Section 2.07(b).

                 "Base Rate Margin" has the meaning specified in Section
2.07(b).

                 "Borrower" and "Borrowers" have the meanings specified in the Preamble.

                 "Borrowing" means a borrowing consisting of Advances of the same Type made on the same day by the Banks.

                 "Business Day" means any day on which banks are not required or authorized to close in New York City or Chicago, Illinois and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in each interbank eurodollar market.

                 "Capital National" means Capital National Insurance Corp., a Vermont corporation and a wholly-owned subsidiary of OHM.

                 "Citibank" means Citibank, N.A., a national banking association.

                 "Collateral" means all property and interests in property now owned or hereafter acquired by either or both of the Borrowers or any Subsidiary in or upon which a security interest, lien or mortgage is granted to the Issuing and Paying Agent by such Borrower or Subsidiary, as the case may be, whether under this Agreement, the other Transaction Documents, or under any other documents, instruments or writings executed and delivered by such Borrower or Subsidiary, as the case may be, pursuant thereto or in connection therewith.

                 "Commitment" means, as to each Bank, the amount in U.S. dollars set forth opposite the name of such Bank on the signature pages hereof (or, if applicable, on the signature pages of the Assignment and Acceptance pursuant to which such Bank became a Bank hereunder or last made an Assignment hereunder, in each case, pursuant to Section 8.08) with respect to amounts it will make available to the Borrowers by way of Advances and participations in Letters of Credit pursuant to the terms of this Agreement, as such amount may be reduced from time to time pursuant to Section 2.15.

                 "Commitment Fee Agreement" means that certain letter agreement dated April 19, 1995, executed by each of the Borrowers, the Administrative Agent and the Issuing and Paying Agent, with respect to the payment of commitment fees payable in connection with this Agreement.

                 "Consolidated" refers to the consolidation of the accounts of the Borrowers and their Subsidiaries in accordance with generally accepted accounting principles, including principles of consolidation; provided, however, that for purposes of calculating all of the financial covenants for all periods, each of the NSC Companies shall be de-consolidated from OHM and its other Consolidated Subsidiaries and shall be accounted for on an equity basis, in each case, in accordance with generally accepted accounting principles.

                 "Contractual Percentage" means, as to each Bank at any time, such Bank's Commitment at such time divided by the Total Commitment at such time.

                 "Credit Rating" means, at any time, with respect to WMX, the credit rating on the long-term senior unsecured debt of WMX then most recently publicly announced by either Moody's or Standard & Poor's.

                 "Customary Permitted Liens" shall mean:

                 (i) Liens (other than Environmental Liens) for taxes, assessments or governmental charges or claims not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with the provisions of generally accepted accounting principles;

                 (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with the provisions of generally accepted accounting principles;

                 (iii) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of borrowed money), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts, or Liens arising under statute or by operation of law (through principles of subrogation) to secure surety, indemnity, payment, performance or other similar bonds in the ordinary course of business;

                 (iv) easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering with the ordinary conduct of the business of the applicable Borrower or its Subsidiaries; and

                 (v) extensions, renewals or replacements of any Lien referred to in paragraphs (i) through (iv) above, provided that the principal amount of the obligation secured thereby is not increased and further provided that any such extension, renewal or replacement is limited to the property originally encumbered thereby.

                 "Debentures" means those certain 8% Convertible Subordinated Debentures due October 1, 2006 in the original principal amount of $57,500,000 issued by OHM (formerly known as Environmental Treatment and Technologies Corp.) under that certain Indenture dated as of October 1, 1986 between OHM and United States Trust Company of New York, as Trustee, as amended (the "Indenture").

                 "Default" means any event or condition which with the giving of notice or passage of time, or both, would constitute an Event of Default.

                 "Domestic Lending Office" means, with respect to any Bank, the office of such Bank specified as its "Domestic Lending Office" opposite its name on Schedule 2.12 hereto, or such other office of such Bank as such Bank may from time to time specify to the Borrowers, the Administrative Agent and the Issuing and Paying Agent.

                 "EBITDA" means, for any period, on a Consolidated basis for the Borrowers and their Subsidiaries, gross revenues minus direct subcontract costs minus costs of services minus selling, general and administration expenses plus depreciation expense and amortization expense for such period (in each case to the extent such items were included in selling, general and administration expenses and other costs of services), plus, in the case of any period which includes the fiscal quarter ending December 31, 1994, the amount of the Accounts Receivable Reserve.

                 "EBITDA to Interest Expense Ratio" means, as of the last day of any fiscal quarter, the ratio of (i) EBITDA for the preceding four fiscal quarter period ending as of such day to (ii) Interest Expense for such period.

                 "Effective Date" has the meaning specified in Section 3.01.

                 "EFSC" means Environmental Financial Services Corp., a Delaware corporation and a wholly-owned subsidiary of OHM.

                 "Eligible Interest Rate Contract" has the meaning specified in
Section 2.16.

                 "Environmental Laws" means any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980,
as amended, the Superfund Amendments and Authorization Act of 1986, the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act or any other federal, state or local statute, regulation, ordinance, order, or decree, or common law, whether in existence now or hereafter enacted, and as such may be amended from time to time, relating to health, safety or the environment.

                 "Environmental Lien" means a lien in favor of any governmental entity for (i) any liability under federal or state environmental laws or regulations, or (ii) damages arising from or costs incurred by such governmental entity in response to a release of a hazardous or toxic waste, substance or constituent, or other substance into the environment.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

                 "ERISA Affiliate" means any (i) corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the IRC) as either Borrower; (ii) partnership or other trade or business (whether or not incorporated) which is under common control (within the meaning of Section 414(c) of the IRC) with either Borrower; and (iii) member of the same affiliated service group (within the meaning of Section 414(m) of the IRC) as either Borrower, any corporation described in clause (i) above or any partnership, trade or business described in clause (ii) above.

                 "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

                 "Eurodollar Lending Office" means, with respect to any Bank, the office of such Bank specified as its "Eurodollar Lending Office" opposite its name on Schedule 2.12 hereto, or such other office of such Bank as such Bank may from time to time specify to the Borrowers, the Administrative Agent and the Issuing and Paying Agent.

                 "Eurodollar Margin" has the meaning specified in Section
2.07(a).

                 "Eurodollar Rate" means, for the Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in U.S. dollars are offered by the principal office of each of the Reference Banks to prime banks in the interbank eurodollar market at approximately 11:00 A.M. (New York City time) two Business Days before the first day of such

Interest Period in an amount substantially equal to such Reference Bank's Eurodollar Rate Advance comprising part of such Borrowing and for a period equal to such Interest Period. The Eurodollar Rate for the Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing shall be determined by the Issuing and Paying Agent on the basis of applicable rates furnished to and received by the Issuing and Paying Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.09.

                 "Eurodollar Rate Advance" means an Advance which bears interest as provided in Section 2.07(a).

                 "Eurodollar Rate Reserve Percentage" of any Bank for the Interest Period for any Eurodollar Rate Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Bank with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

                 "Events of Default" has the meaning specified in Section 6.01.

                 "Exchange Act" means the Securities Exchange Act of 1934.

                 "Existing Letters of Credit" has the meaning specified in
Section 2.14(d).

                 "Facility A Advances" means, on any date, all Advances, or portions thereof, which are part of Facility A Outstandings on such date.

                 "Facility A Base Rate Margin" means the Base Rate Margin determined in accordance with the Facility A Rate Determination Table.

                 "Facility A Eurodollar Margin" means the Eurodollar Margin determined in accordance with the Facility A Rate Determination Table.

                 "Facility A Issuance Fee Percentages" means the Issuance Fee Percentages determined in accordance with the Facility A Rate Determination Table.

                 "Facility A Letters of Credit" means, on any date, all Letters of Credit, or any portion thereof, which are part of Facility A Outstandings on such date.

                 "Facility A Outstandings" means, on any date, all Advances and Letters of Credit on such date other than Advances and Letters of Credit, or any portions thereof, which are Facility B Outstandings.

                 "Facility A Rate Determination Table" means the table set forth as Annex A to this Agreement.

                 "Facility B Advances" means, on any date, all advances, or portions thereof, which are part of Facility B Outstandings on such date.

                 "Facility B Base Rate Margin" means the Base Rate Margin determined in accordance with the Facility B Rate Determination Table.

                 "Facility B Issuance Fee Percentages" means the Issuance Fee Percentages determined in accordance with the Facility B Rate Determination Table.

                 "Facility B Letters of Credit" means, on any date, all Letters of Credit, or any portion thereof, which are part of Facility B Outstandings on such date.

                 "Facility B Level 1 Period" means any period of time during which the Margins and Issuance Fee Percentages for Facility B Outstandings are calculated by reference to Level 1 on the Facility B Rate Determination Table.

                 "Facility B Level 2 Period" means any period of time during which the Margins and Issuance Fee Percentages for Facility B Outstandings are calculated by reference to Level 2 on the Facility B Rate Determination Table.

                 "Facility B Level 3 Period" means any period of time during which the Margins and Issuance Fee Percentages for Facility B Outstandings are calculated by reference to Level 3 on the Facility B Rate Determination Table.

                 "Facility B Level 4 Period" means any period of time during which the Margins and Issuance Fee Percentages for Facility B Outstandings are calculated by reference to Level 4 on the Facility B Rate Determination Table.

                 "Facility B Level 5 Period" means any period of time during which the Margins and Issuance Fee Percentages for Facility B Outstandings are calculated by reference to Level 5 on the Facility B Rate Determination Table.

                 "Facility B Outstandings" means, on any date, the aggregate amount of Advances and Letters of Credit outstanding on such date minus the amount of the Total A Commitment on such date. The amount of Advances and Letters of Credit consisting of Facility A Outstandings and Facility B Outstandings, respectively, will be determined on a daily basis. In making such daily allocation, all outstanding Advances, up to the amount of the Total A Commitment, will be part of Facility A Outstandings. If the Total A Commitment exceeds the amount of outstanding Advances on such date, the aggregate undrawn face amount of Letters of Credit, up to the amount by which the Total A Commitment exceeds the amount of outstanding Advances, will be Facility A Outstandings on such date.

                 "Facility B Rate Determination Table" means the table set forth as Annex B to this Agreement.

                 "Facing Fee" has the meaning specified in Section 2.04(c).

                 "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Issuing and Paying Agent from three Federal funds brokers of recognized standing selected by it.

                 "Financial Letter of Credit" means each Letter of Credit determined by the Issuing Bank to be of the type of letter of credit defined as "financial guaranty-type standby letters of credit" in footnote 13 to Appendix A to the Risk Based Capital Guidelines issued by the Comptroller of the Currency.

                 "Funded Debt" means any Indebtedness of either Borrower, created, issued, incurred, assumed or guaranteed (other than the undrawn face amount of letters of credit), whether secured or unsecured, and regardless of maturity date. Funded Debt includes, without limitation, the Notes.

                 "Freeze Event" means a "Freeze Event" under and as defined in the WMX Guaranty.

                 "Freeze Notice" means a "Freeze Notice" under and as defined in the WMX Guaranty.

                 "Funded Debt to EBITDA Ratio" means, as of the last day of any fiscal quarter, the ratio of (i) the aggregate amount of Funded Debt of the Borrowers and their Subsidiaries on a

Consolidated basis as at such date to (ii) EBITDA for the preceding four fiscal quarter period ending as of such date.

                 "Government" means the government of any country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or any department, agency, public corporation or other instrumentality of any of the foregoing.


                 "Guaranties" means, for any Person, (i) all indebtedness or other obligations of any other Person the payment or collection of which such Person has guaranteed (except by reason of endorsement for collection in the ordinary course of business) or in respect of which such Person is liable, contingently or otherwise, including, without limitation, liable by way of agreement to purchase, to provide funds for payment, to supply funds to or otherwise to invest in such other Person, or otherwise to assure a creditor against loss and (ii) all indebtedness or other obligations of any other Person for borrowed money or for the deferred purchase price of property or services secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance upon or in property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness or obligations.

                 "Guaranty Release Date" has the meaning specified in Section 2.04(d).

                 "Indebtedness" means, for any Person, (i) all indebtedness or other obligations of such Person for borrowed money, including the deferred purchase price of property or services which would constitute indebtedness for purposes of generally accepted accounting principles, (ii) all Guaranties of such Person, (iii) Long Term Lease Obligations of such Person, (iv) withdrawal liability incurred under ERISA by such Person to any Multiemployer Plan, (v) all obligations of such Person in respect of any letter of credit issued for the account of such Person and (vi) all liabilities in respect of unfunded vested benefits under any Plan; provided, however, that "Indebtedness" shall not include (a) non-recourse indebtedness as to which the obligor has no personal liability and which is not secured by any Lien upon any of the obligor's property or (b) credit card indebtedness incurred by or on behalf of either Borrower in the ordinary course of business to purchase property or services if and to the extent such indebtedness is paid in full not less often than monthly, or (c) short-term obligations for the deferred payment of insurance premiums.

                 "Indenture" has the meaning specified in the definition of "Debentures".

                 "Interest Expense" means, for any period, total interest expense of the Borrowers and their Subsidiaries on a Consolidated basis, whether paid or accrued (including the interest component of capital leases), and all commissions, fees and discounts with respect to (i) letters of credit, to the extent such expenses have not otherwise been accounted for as costs of services and (ii) all other Funded Debt, but excluding interest expense not payable in cash (including amortization of discount), all as determined in conformity with generally accepted accounting principles.

                 "Interest Period" means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Advance, or the date of the conversion of such Advance into a Eurodollar Rate Advance, and ending on the last day of the period selected by the Borrowers pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the applicable Borrower pursuant to the provisions below. The duration of each such Interest Period shall be 1, 2, 3 or 6 months, as the applicable Borrower may, upon notice received by the Issuing and Paying Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period with respect to such Eurodollar Rate Advance, select; provided, however, that:

              (i) the Borrowers may not select any Interest Period which ends after the Stated Termination Date;

             (ii) Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration; and

            (iii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, in the case of any Interest Period for a Eurodollar Rate Advance, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

                 "Interest Rate Contracts" means interest rate cap agreements, interest rate swap agreements, interest rate collar agreements, options on any of the foregoing, or any other agreements or arrangements designed to provide protection against fluctuations in interest rates.

                 "Interest Rate and Fee Adjustment Date" means, with respect to each fiscal quarter of the Borrowers ending after September 30, 1995, (a) the first day of the month (occurring in such fiscal quarter) in which the Borrowers shall be deemed to have delivered to the Administrative Agent and the Issuing and Paying Agent, the certificate described in Section 5.03(e) setting forth the calculation of the EBITDA to Interest Expense Ratio and the Funded Debt to EBITDA Ratio for the Measurement Period ending on the last day of the immediately preceding fiscal quarter, in the case of any reduction of the applicable interest rates or fees hereunder, pursuant to Section 2.07 or
Section 2.04, respectively, based on the information contained in such certificate, and (b) the first day of such fiscal quarter, in the case of any increase in the applicable interest rates or fees hereunder, pursuant to
Section 2.07 or 2.04, respectively, based on the information contained in such certificate. Notwithstanding anything contained herein to the contrary, if the Borrowers shall deliver such certificate to the Administrative Agent and the Issuing and Paying Agent later than the 25th day of any month, it shall be deemed to have been delivered in the succeeding month. In all other cases, the certificate shall be deemed delivered in the month of its actual delivery to the Administrative Agent and the Issuing and Paying Agent.

                 "IRC" means the Internal Revenue Code of 1986, as amended from time to time, the regulations and rules promulgated thereunder, as in effect from time to time, and any successor statute and/or regulations and rules.

                 "IRS" means the Internal Revenue Service (or any successor).

                 "Issuance Fee" has the meaning specified in Section 2.04(b).

                 "Issuance Fee Percentage" has the meaning specified in Section 2.04(b).

                 "Issuing Bank" means, as the context may require, any Bank in its capacity as the issuing bank with respect to any Letter of Credit hereunder.

                 "Letters of Credit" has the meaning specified in Section 2.14(a), and shall include any and all Existing Letters of Credit.

                 "Level" means each of the pricing levels set forth in the Rate Determination Tables.

                 "Lien" shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance (including, but not limited to, easements, rights of way, zoning restrictions and the like), lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement (other than a financing statement filed by a "true" lessor pursuant to Section 9-408 of the Uniform Commercial Code) naming the owner of the asset to which such Lien relates as debtor, under the Uniform Commercial Code or other comparable law of any jurisdiction.

                 "Long Term Lease Obligations" means, at any time for any Person, the total principal payments remaining at such time in respect of the rental or hire of real or personal property of any kind by such Person (whether or not designated therein as rental or additional rental) under capitalized leases (the principal component of any payments under capitalized leases being determined in accordance with generally accepted accounting principles).

                 "Majority Banks" means Banks having Commitments totaling at least 51% of the Total Commitment.

                 "Margin Stock" has the meaning assigned to such term in Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

                 "Margins" means the Eurodollar Margin and the Base Rate Margin.

                 "Measurement Period" means, with respect to any fiscal quarter of the Borrowers, the four fiscal quarter period ending on the last day of the immediately preceding fiscal quarter.

                 "Moody's" means Moody's Investors Service, Inc.

                 "Multiemployer Plan" means a "multiemployer plan", as defined in Section 4001(a)(3) of ERISA.

                 "Net Income" means, with respect to any fiscal period of the Borrowers and their Subsidiaries, the Consolidated net income of the Borrowers and their Subsidiaries after provision for income taxes for such fiscal period, as determined in accordance with generally accepted accounting principles and reported on the Consolidated financial statements of the Borrowers and their Subsidiaries for such fiscal period, less any gain arising from (and plus any loss arising from) extraordinary items or any other non-recurring transaction, as determined in accordance with generally accepted accounting principles.

                 "Net Worth" means as at any date of determination, an amount equal to (i) total assets of the Borrowers and their

Subsidiaries (on a Consolidated basis) as at such date, minus (ii) total liabilities of the Borrowers and their Subsidiaries (on a Consolidated basis) as at such date; provided, however, that the Accounts Receivable Reserve shall not be reflected in the calculation of Net Worth for the purposes of this Agreement.

                 "Non-Financial Letter of Credit" means each Letter of Credit which, in the determination of the Issuing Bank, is not a Financial Letter of Credit.

                 "Non-Use Fee" has the meaning specified in Section 2.04(a).

                 "Note" means any of the Revolving Credit Notes of the Borrowers payable to the order of each of the Banks, in substantially the form of Exhibit B, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time.

                 "Notice of Borrowing" means a telephone, cable or telex notice from either Borrower to the Issuing and Paying Agent, in each case confirmed immediately by a letter in substantially the form of Exhibit C.

                 "NSC Companies" means NSC Corporation, National Surface Cleaning, Inc. and National Service Cleaning Corp., and any other wholly-owned direct or indirect Subsidiary of any of the foregoing.

                 "NSC Corporation" means NSC Corporation, a Delaware corporation.

                 "Obligations" means and includes all loans, advances, debts, liabilities, obligations, covenants and duties owing to either the Administrative Agent, the Issuing and Paying Agent or any of the Banks or any of their respective Affiliates from either or both of the Borrowers of any kind or nature, present or future, arising under this Agreement, under the other Transactions Documents, and under any other agreement, instrument or document executed pursuant to or in connection with this Agreement, whether or not for the payment of money, whether arising by reason of an extension of credit, opening of a letter of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and the performance obligations of either Borrower under any Eligible Interest Rate Contracts. The term includes, without limitation, the principal amount of all Advances, all Letters of Credit, together with interest, charges, expenses, fees, attorneys' and paralegals' fees and expenses, and any other sums chargeable to either or both of the Borrowers under this Agreement and the other Transaction Documents.

                 "Other Taxes" has the meaning specified in Section 2.12(b).

                 "Participant" has the meaning specified in Section 8.08.

                 "Participation" has the meaning specified in Section 8.08.

                 "PBGC" means the Pension Benefit Guaranty Corporation and any successor thereto.

                 "Permitted Other Indebtedness" has the meaning specified in
Section 5.02(j)(ix).

                 "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

                 "Plan" means an employee benefit plan (other than a Multiemployer Plan) maintained for employees of either Borrower or any of its ERISA Affiliates and covered by Title IV of ERISA.

                 "Pledge Agreement Amendment" has the meaning specified in
Section 3.01(a)(iv).

                 "Prior Credit Agreement" means that certain Revolving Credit Agreement dated as of May 11, 1993, among the Borrowers, Citibank, as agent, BAI, as administrative agent and certain other Persons identified therein, as the same has been amended from time to time.

                 "Rate Determination Table" means each of the Facility A Rate Determination Table and the Facility B Rate Determination Table.

                 "Reference Banks" means Citibank, BAI and The First National Bank of Boston. The Borrowers may, with the consent of the Administrative Agent and the Issuing and Paying Agent, substitute any Bank as a Reference Bank for any of the above-named Banks.

                 "Reorganization Agreement" means that certain Agreement and Plan of Reorganization dated December 5, 1994, as the same may have been and may be amended from time to time among OHM, Rust Remedial Services Inc., Enclean Environmental Services Group, Inc., Rust Environmental, Inc. and Rust International Inc.

                 "Reportable Event" has the meaning assigned to that term in Title IV of ERISA.

                 "Rust Transactions" means the transactions contemplated by the Reorganization Agreement.

                 "Secured Period" means any period prior to the time when the Issuing and Paying Agent and the Banks are required to release their security interests pursuant to Section 8.15(b)(iii), or after the Issuing and Paying Agent are entitled to a re-grant of security interests pursuant to the terms of
Section 8.15(b).

                 "Security Agreement Amendment" has the meaning specified in
Section 3.01(a)(iii).

                 "Standard & Poor's" means Standard & Poor's Corporation.

                 "Stated Termination Date" means May 30, 2000.

                 "Subsidiary" means any Person the financial statements of which are Consolidated with those of either Borrower.

                 "Subordinated Indebtedness" means the Debentures and any other Indebtedness of either Borrower that is subordinated, in a manner satisfactory in form and substance to the Majority Banks (evidenced by their written confirmation thereof), as to right and time of payment of principal thereof and interest thereon to the Notes and all obligations of the Borrowers under this Agreement, the Notes and the other Transaction Documents. The parties hereto specifically agree that all obligations of the Borrowers hereunder and under the Notes and the other Transaction Documents, whether for principal, interest, fees or otherwise, shall be Senior Indebtedness as defined in the Indenture.

                 "Taxes" has the meaning specified in Section 2.12(a).

                 "Termination Date" means the Stated Termination Date or the earlier date of the termination in whole of the Commitments pursuant to Section
2.15 or Section 6.01.

                 "Termination Event" means (a) a Reportable Event described in
Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under such regulations), (b) the withdrawal of either Borrower or any of its ERISA Affiliates from a Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, or (e) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

                 "Total A Commitment" means, at any time, an amount equal to the maximum liability of WMX at such time under the WMX Guaranty; provided, however, that at any time that WMX is in default with respect to any indebtedness of WMX with a principal amount that equals or exceeds $50,000,000, the amount of the Total A Commitment shall be zero.

                 "Total B Commitment" means, at any time, an amount equal to the Total Commitment at such time minus the Total A Commitment at such time.

                 "Total Commitment" means at any time, the aggregate sum of the Banks' Commitments at such time.

                 "Total Unused Commitment" means the aggregate sum of the Banks' Unused Commitments.

                 "Transaction Documents" means this Agreement, together with all other instruments, documents and agreements executed and/or delivered in connection therewith, including all notes, security agreements, letters of credit, letter of credit reimbursement agreements, letter of credit applications, guaranties, pledge agreements, including, without limitation, the Notes, the Letters of Credit, the Security Agreement and the Pledge Agreement, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time.

                 "Underbillings" means, at any time, the amount set forth on the Borrowers' financial statements as "costs and estimated earnings on contracts in process in excess of billings," less any such amounts attributable to (a) Citgo Petroleum Corp. in connection with work done at Citgo's Lake Charles, Louisiana refinery, (b) Occidental Chemical Corporation for work done in North Tonawanda, New York, (c) the Baird & McGuire project and (d) any contracts performed on a "time and materials," "cost plus," or "cost reimbursable" basis, or on any other basis other than a fixed price or fixed unit price basis.

                 "Underbillings Reserve" means, at any time, the excess of (i) the amount of Underbillings at such time, over (ii) thirty five percent (35%) of Net Worth at such time; provided, that during any Facility B Level 1 Period or Facility B Level 2 Period, there will be no Underbillings Reserve. The Underbillings Reserve shall be calculated at the end of each fiscal quarter, and at such other times as the Borrowers may elect.

                 "Unsecured Period" means any period other than a Secured
Period.

                 "Unused A Commitment" means, as to each Bank at any time, (i) such Bank's A Commitment at such time less (ii) the sum of (a) such Bank's outstanding Facility A Advances at such time, plus (b) such Bank's participation in the undrawn face amount of Facility A Letters of Credit at such time, plus (c) such Bank's participation interest in any unpaid reimbursement obligations owing by either Borrower in respect of any Facility A Letters of Credit; provided, however, that if the amount described in the foregoing clause (ii) equals or exceeds the amount described in the foregoing clause (i), then such Bank's Unused A Commitment shall be zero.

                 "Unused B Commitment" means, as to each Bank at any time, (i) such Bank's B Commitment at such time less (ii) the sum of (a) such Bank's outstanding Facility B Advances at such time, plus (b) such Bank's participation in the undrawn face amount of Facility B Letters of Credit at such time, plus (c) such Bank's participation interest in any unpaid reimbursement obligations owing by either Borrower in respect of any Facility B Letters of Credit; provided, however, that if the amount described in the foregoing clause (ii) equals or exceeds the amount described in the foregoing clause (i), then such Bank's Unused B Commitment shall be zero.

                 "Unused Commitments" means, as to each Bank at any time, such Bank's Unused A Commitment at such time plus the Bank's Unused B Commitment at such time.

                 "WMX" means WMX Technologies, Inc., a Delaware corporation.

                 "WMX Group" means WMX, Rust and their respective Affiliates.

                 "WMX Guaranty" means that certain Guaranty dated as of the Effective Date, executed by WMX in favor of the Administrative Agent, the Issuing and Paying Agent and the Banks.

                 "WMX Intercreditor Agreement" means that certain Intercreditor Agreement dated as of the date hereof among WMX, the Administrative Agent and the Issuing and Paying Agent, acknowledged by the Borrowers.

                 "WMX Reimbursement Agreement" means the reimbursement agreement to be entered into between WMX and the Borrower providing for the reimbursement of WMX by the Borrowers upon payment being made by WMX under the WMX Guaranty.

                 SECTION 1.02. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistently applied, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.

                                   ARTICLE II
            AMOUNTS AND TERMS OF THE ADVANCES AND LETTERS OF CREDIT

                 SECTION 2.01. The Advances and Letters of Credit. (a) Each Bank severally agrees, on the terms and subject to the conditions hereinafter set forth, to make Advances to the Borrowers from time to time on any Business Day during the period on and from the Effective Date to but not including the Termination Date in an aggregate amount not to exceed at any time outstanding such Bank's Commitment minus such Bank's Contractual Percentage of the Underbillings Reserve at such time. Each Borrowing shall be in an aggregate amount of not less than $500,000 and in increments of $100,000 in excess of such amount and shall consist of Advances of the same Type, having the same Interest Period and made on the same day by the Banks ratably according to their respective Contractual Percentages at the date of Borrowing. Within the limits of the Total Commitment (minus any applicable Underbillings Reserve), the Borrowers may borrow, prepay pursuant to Section 2.05 or repay pursuant to
Section 2.06 and reborrow under this Section 2.01.

                 (b) Each Bank severally agrees on the terms and subject to the conditions hereinafter set forth, to acquire participations in the Letters of Credit issued by an Issuing Bank as provided in Sections 2.14(a) and 2.14(d), in an aggregate undrawn face amount not to exceed at any time outstanding such Bank's Commitment minus such Bank's Contractual Percentage of the Underbillings Reserve at such time. Within the limits of the Total Commitment (minus any applicable Underbillings Reserve), the Borrowers may request the issuance of Letters of Credit on a revolving basis.

                 (c) Notwithstanding the foregoing, the sum of (i) a Bank's outstanding Advances pursuant to Section 2.01(a) plus (ii) such Bank's outstanding participation in Letters of Credit pursuant to Section 2.01(b) plus
(iii) the aggregate amount of such Bank's ratable share of any unpaid reimbursement obligations in respect of any Letters of Credit, shall not exceed at any time such Bank's Commitment minus such Bank's Contractual Percentage of any applicable Underbillings Reserve. Furthermore, in no event shall the sum of (1) the aggregate amount of the outstanding Advances, plus (2) the aggregate undrawn face amount of all of the Letters of Credit, plus (3) the aggregate amount of any unpaid reimbursement obligations in respect of any Letters of Credit exceed the Total Commitment at any time minus the Underbillings Reserve at such time.

                 SECTION 2.02. The Notes. The Advances made by each Bank shall be evidenced by the Note received by the Administrative Agent for the account of such Bank. The Borrowers shall execute and deliver additional promissory notes to separately evidence Eurodollar Rate Advances made or to be made pursuant hereto upon the request of the Administrative Agent or any Bank.

                 SECTION 2.03. Making the Advances. (a) The Borrower requesting a Borrowing shall give the Issuing and Paying Agent a Notice of Borrowing not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing, in the case of Eurodollar Rate Advances, or on the day of the proposed Borrowing, in the case of Base Rate Advances. Each Notice of Borrowing shall specify therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Eurodollar Advances, Interest Period for such Borrowing. In the case of a proposed Borrowing comprised of Eurodollar Rate Advances, the Issuing and Paying Agent shall promptly notify each Bank of the applicable interest rate under Section 2.07. The Issuing and Paying Agent shall, on the date of receipt of the Notice of Borrowing, give telephone notice to each Bank of each proposed Borrowing. Each Bank shall, before 1:00 P.M. (New York City time) on the date of each Borrowing, make available for the account of its Applicable Lending Office to the Issuing and Paying Agent at 231 South LaSalle Street, Chicago, Illinois in same day funds, such Bank's Contractual Percentage of such Borrowing. After the Issuing and Paying Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Issuing and Paying Agent will make such funds available to the Borrower requesting the Borrowing at the Issuing and Paying Agent's aforesaid address or at such other location or in such other manner as the Issuing and Paying Agent and such Borrower may from time to time agree. The Issuing and Paying Agent shall keep all Notices of Borrowing on file and available for inspection by the Administrative Agent and the Banks.

                 (b) Anything in subsection (a) above to the contrary notwithstanding,

                 (i) if any Bank shall, at least one Business Day before the date of any requested Borrowing, notify the Issuing and Paying Agent that the introduction of or any change in or in the judicial, administrative or other governmental interpretation of any law or regulation makes it unlawful, or that any central bank or other governmental authority asserts that it is unlawful, for such Bank or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (A) the right of the Borrowers to select Eurodollar Rate Advances for such Borrowing or any subsequent Borrowing shall be suspended until such Bank shall notify the Issuing and Paying Agent that the circumstances causing such suspension no longer exist or such Bank shall cease to be party hereto, and each Advance comprising such Borrowing shall be a Base Rate

         Advance, and (B) the Borrowers shall, within five Business Days of its receipt of notice thereof from the Issuing and Paying Agent, at their option, either (1) prepay in full all Eurodollar Rate Advances of all Banks then outstanding, together with interest accrued thereon, or (2) convert all Eurodollar Rate Advances of all Banks then outstanding into Base Rate Advances (subject, in each case, to the payment of any amounts required pursuant to subsection (c) below);

                 (ii) if none of the Reference Banks furnish timely information to the Issuing and Paying Agent for determining the Eurodollar Rate for Eurodollar Rate Advances for any Borrowing, the right of the Borrowers to select Eurodollar Rate Advances for such Borrowing or any subsequent Borrowing shall be suspended until the Issuing and Paying Agent shall notify the Borrowers and the Banks that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance; and

                 (iii) if the Majority Banks shall at least one Business Day before the date of any requested Borrowing, notify the Issuing and Paying Agent that the Eurodollar Rate for Eurodollar Rate Advances comprising such Borrowing will not adequately reflect the cost to such Majority Banks of making or funding their respective Eurodollar Rate Advances for such Borrowing, the right of the Borrowers to select Eurodollar Rate Advances for such Borrowing or any subsequent Borrowing shall be suspended until the Issuing and Paying Agent shall notify the Borrowers and the Banks that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance.

                 (c) Each Notice of Borrowing shall be irrevocable and binding on the Borrowers. Each Borrower shall jointly and severally indemnify each Bank against any loss, cost or expense incurred by such Bank as a result of any payment of principal of any Eurodollar Rate Advance to or for the account of such Bank other than on the last day of the Interest Period therefor, or any failure to fulfill on or before the date specified in any Notice of Borrowing for a Borrowing which is to be comprised of Eurodollar Rate Advances, the applicable conditions set forth in Article III, including, without limitation, any loss (including loss, if any, of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund or maintain such Advance or the Advance to be made by such Bank as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

                 (d) Unless the Issuing and Paying Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to the Issuing and Paying

Agent such Bank's portion of such Borrowing (which notice shall not of itself relieve such Bank of any of its obligations hereunder), the Issuing and Paying Agent may assume that such Bank has made such portion available to the Issuing and Paying Agent on the date of such Borrowing in accordance with subsection
(a) of this Section 2.03 and the Issuing and Paying Agent may, in reliance upon such assumption, make available to the Borrower requesting the Borrowing on such date a corresponding amount. If and to the extent such Bank shall not have so made such portion available to the Issuing and Paying Agent, such Bank and the Borrowers severally agree to repay to the Issuing and Paying Agent forthwith on demand such corresponding amount together with interest thereon, for each day on and from the date such amount is made available to the requesting Borrower until the date such amount is repaid to the Issuing and Paying Agent, at (i) with respect to the Borrowers, the interest rate applicable at the time to Advances comprising such Borrowing or (ii) with respect to such Bank, the Federal Funds Rate. If such Bank (rather than the Borrowers) shall repay to the Issuing and Paying Agent such corresponding amount, such amount so repaid shall constitute such Bank's Advance as part of such Borrowing for purposes of this Agreement. If the Borrowers (rather than such Bank) shall repay to the Issuing and Paying Agent such corresponding amount, such Borrowing shall not be deemed to include such repaid amount.

                 (e) The failure of any Bank to make the Advance to be made by it as part of any Borrowing shall not relieve any other Bank of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Bank shall be responsible for the failure of any other Bank to make the Advance to be made by such other Bank on the date of any Borrowing.

                 SECTION 2.04. Fees. (a) Non-Use Fee. The Borrowers jointly and severally agree to pay to the Issuing and Paying Agent, for the ratable account of each Bank based on their respective Contractual Percentages, a fee (the "Non-Use Fee") on the average daily Total Unused Commitment from the Effective Date to and including the Termination Date, as follows: (1) on the average daily Total Unused A Commitment, at the rate described in the Facility A Rate Determination Table for the applicable Level set forth on such Table, such rate to change when and as the Credit Rating of WMX changes, and (ii) on the average daily Total Unused B Commitment, at the rate described in the Facility B Rate Determination Table for the applicable Level set forth on such Table for the then applicable Measurement Period. The Non-Use Fee shall be payable in arrears on the first day of each January, April, July and October, commencing on the first such day occurring on or after the Effective Date, and on the Termination Date.

                 (b) Issuance Fee. The Borrowers jointly and severally agree to pay to the Issuing and Paying Agent for the account of each Bank a Letter of Credit issuance fee (the "Issuance Fee") on such Bank's participation in the average daily outstanding undrawn face amount of all Letters of Credit issued or outstanding hereunder, payable in arrears for the immediately preceding quarter on the first day of each January, April, July and October hereafter, and on the Termination Date, at the respective rates (the "Issuance Fee Percentages") described (i) for Facility A Letter of Credit, on the Facility A Rate Determination Table for the applicable Level set forth on such Table, such rate to change when and as the Credit Rating of WMX changes, and (ii) for Facility B Letters of Credit, on the Facility B Rate Determination Table for the applicable Level set forth on such Table for the then applicable Measurement Period. Effective as of each Interest Rate and Fee Adjustment Date, the Facility B Issuance Fee Percentage shall be increased or decreased, if and as applicable, to the rate described on the Facility B Rate Determination Table for the applicable Level set forth on such Table for the then applicable Measurement Period; provided, however, that no decrease in the Facility B Issuance Fee Percentage shall in any event apply to any quarter ending on or prior to the actual date of delivery to the Administrative Agent and the Issuing and Paying Agent of the applicable certificate containing the calculations justifying such decrease. Notwithstanding the foregoing, (i) no decreases in the respective Issuance Fee Percentages shall in any event become effective on any Interest Rate and Fee Adjustment Date or other date on which a Default or an Event of Default shall have occurred and be continuing, and (ii) upon the occurrence of a Default or an Event of Default, until the next subsequent date, in the case of Facility A Letters of Credit, or the next subsequent Interest Rate and Fee Adjustment Date, in the case of Facility B Letters of Credit, on which there shall not exist any Default or Event of Default, (x) if, at the time of such Default or Event of Default, the respective Issuance Fee Percentages are determined by reference to Level 5 on the Applicable Rate Determination Table, the Issuance Fee Percentages shall continue to be determined by reference to such Level, and (y) if, at the time of such Default or Event of Default, the Issuance Fee Percentages are determined by reference to any Level other than Level 5, the Issuance Fee Percentages shall be automatically increased as of the date of such Default or Event of Default, if and to the extent necessary, to the respective rates described at Level 4 on the Applicable Rate Determination Table. From and including the Effective Date until the first date thereafter, in the case of Facility A Letters of Credit, or the first Interest Rate and Fee Adjustment Date thereafter, in the case of the Facility B Letters of Credit, on which a change is called for by application of the Applicable Rate Determination Table, the Facility A Issuance Fee Percentage shall be determined in accordance with Level 2 on the Facility A Rate Determination Table and the Facility B Issuance Fee Percentage shall be determined in accordance with Level 4 on the Facility B Rate Determination Table.

                 (c) Facing Fee. The Borrowers jointly and severally agree to pay to each Issuing Bank, solely for its own account, a fee (the "Facing Fee") on the average daily undrawn face amount of each Letter of Credit issued by such Issuing Bank which is outstanding at any time during the period from the Effective Date to and including the Termination Date, at a rate of 0.125% per annum, payable in arrears on the first day of January, April, July and October, commencing on the first such day occurring on or after the Effective Date, and on the Termination Date.

                 (d) Commitment Fee. If the WMX Guaranty is released pursuant to the provisions of Section 8.15(c), then on such date (the "Guaranty Release Date"), the Borrowers jointly and severally agree to pay to the Issuing and Paying Agent, for the ratable account of each Bank based on the Banks' Contractual Percentages, a fee equal to the amount, if any, by which (1) the amount of the commitment fee which would have been payable to such Bank under the Commitment Fee Agreement had its Commitment on the Effective Date been in the amount of its Commitment on the Guaranty Release Date (after giving effect to any reduction of the Commitments on such date pursuant to Section 2.15) and had such Commitment been treated as entirely a B Commitment, exceeds (2) the amount of the Commitment Fee which was paid to such Bank on the Effective date under the Commitment Fee Agreement.

                 (e) Fees Non-Refundable. All fees paid by the Borrowers pursuant to this Section 2.04 shall be deemed fully earned by performance when paid and shall be non-refundable.

                 SECTION 2.05. Prepayments. The Borrowers may, upon notice to the Issuing and Paying Agent not later than 11:00 A.M. (New York City time) on the day of such prepayment, prepay, without penalty, the outstanding amount of Base Rate Advances comprising the same Borrowing in whole at any time or from time to time ratably in part; provided, however, that each partial prepayment shall be in an aggregate principal amount of not less than $100,000 and in increments of $100,000 in excess of such amount. Notwithstanding the foregoing, any mandatory prepayments of Advances required to be made by the Borrowers hereunder may be made in any amount and such prepayments shall be applied first to the outstanding Base Rate Advances and second to any outstanding Eurodollar Rate Advances in such order as the Issuing and Paying Agent, in its sole discretion, may determine. Any such prepayment of any Eurodollar Rate Advance shall be accompanied by a payment of all accrued and unpaid interest on the amount so prepaid and any losses, costs or expenses of the type described in Section 2.03(c) as a result of such prepayment.

                 SECTION 2.06. Joint and Several Liability; Repayment of Advances and Letters of Credit. (a) Each Borrower shall be jointly and severally obligated to repay the unpaid principal amount of each Advance made by each Bank in accordance with the Notes to the order of such Bank, and to reimburse each Bank with respect to its ratable portion of each drawing on a Letter of Credit, in each case, regardless of whether such Borrower requested the Borrowing or the Letter of Credit or received any funds in respect thereof.

                 (b) Notwithstanding anything contained in this Agreement or any of the other Transaction Documents to the contrary, upon the occurrence of the Termination Date for whatever reason whatsoever, all Obligations (including, without limitation, all unpaid principal of, accrued interest on, and prepayment penalties, if any, with respect to the Advances and the reimbursement obligations in respect of the Letters of Credit, all accrued and unpaid fees and any and all other amounts) shall become immediately due and payable. Additionally on such date, the Borrower shall be required to deliver to each Issuing Bank for cancellation any Letters of Credit issued by such Issuing Bank outstanding at such time or provide to the Issuing and Paying Agent, for the benefit of the Banks, cash collateral in the aggregate amount of the undrawn face amount of any such outstanding Letters of Credit. Notwithstanding the foregoing, until all Obligations are paid and performed in full and all outstanding Letters of Credit are canceled, the Administrative Agent, the Issuing and Paying Agent and the Banks shall retain all of their rights hereunder and under the other Transaction Documents (including, without limitation, the security interest in, and all rights and remedies in respect of, all then existing and after-arising or acquired Collateral for the Obligations).

                 SECTION 2.07. Interest. The Borrowers shall pay interest on the unpaid principal amount of each Advance owing to each Bank from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

                 (a) Eurodollar Rate Advances. If such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during the Interest Period for such Advance to the sum of the Eurodollar Rate for such Interest Period plus a per annum amount (the " Eurodollar Margin") equal to the rate described on the Applicable Rate Determination Table for the applicable Level set forth on such Table, payable on the last day of such Interest Period (and if such Interest Period is 6 months, then also on the last day of the third month of such Interest Period) and as otherwise set forth herein. The Facility A Eurodollar Margin for any Eurodollar Rate Advances shall be determined by reference to the Facility A Rate Determination Table on the first day of the Interest Period for such Advances. The Facility B Eurodollar Margin shall be adjusted, if applicable, on each Interest Rate and Fee Adjustment Date and the Facility B Eurodollar Margin for any Eurodollar Rate Advances for any Interest Period shall be determined by reference to the Facility B Rate Determination Table as of the Interest Rate and Fee Adjustment Date occurring on or immediately prior to the first day of such Interest Period; provided, however, that (i) no decrease in the Facility B Eurodollar Margin shall in any event apply to any Interest Period ending on or prior to the actual date of delivery to the Administrative Agent and the Issuing and Paying Agent of the applicable certificate containing the calculations justifying such decrease or to any part of an Interest Period with respect to which interest became due and payable pursuant to the terms hereof prior to such date of delivery; and (ii) no decrease in the Facility B Eurodollar Margin shall in any event become effective on any Interest Rate and Fee Adjustment Date on which a Default or an Event of Default shall have occurred and be continuing. The Applicable Eurodollar Margin in effect for Advances on the first day of an Interest Period pursuant to the preceding provisions shall be the effective Eurodollar Margin for such Advances throughout such Interest Period; provided, however, that upon the occurrence of a Default or an Event of Default, until the next subsequent date, in the case of Facility A Advances, or the next subsequent Interest Rate and Fee Adjustment Date, in the case of Facility B Advances, on which there shall not exist any Default or Event of Default, (x) if, at the time of such Default or Event of Default, as the case may be, either Applicable Eurodollar Margin is determined by reference to Level 5 on the Applicable Rate Determination Table, such Eurodollar Margin shall continue to be determined by reference to such Level, and (y) if, at the time of such Default or Event of Default, as the case may, either Applicable Eurodollar Margin is determined by reference to any Level other than Level 5, such Eurodollar Margin shall be automatically increased as of the date of such Default or Event of Default, if and to the extent necessary, to the rate described at Level 4 on the Applicable Rate Determination Table. From and including the Closing Date until the first date thereafter, in the case of Facility A Advances, or the first Interest Rate and Fee Adjustment Date thereafter, in the case of Facility B Advances, on which a change is called for by application of the Applicable Rate Determination Table, the Facility A Eurodollar Margin shall be determined in accordance with Level 2 on the Facility A Rate Determination Table and the Facility B Eurodollar Margin shall be determined in accordance with Level 4 on the Facility B Rate Determination Table.

                 (b) Base Rate Advances. If such Advance is a Base Rate Advance, a rate per annum equal at all times to the Alternate Base Rate in effect from time to time plus a per annum amount (the "Base Rate Margin") equal to the rate described on the Applicable Rate Determination Table for the applicable Level set forth on such Table, payable in arrears on the first Business Day of each calendar quarter following a quarter during which such Advance was outstanding and as otherwise set forth herein. The Facility A Base Rate Margin for any Base Rate Advances shall change when and as the Credit Rating of WMX changes. The Facility B Base Rate Margin shall be adjusted, if applicable, on each Interest Date and Fee Adjustment Date; provided, however, that no decrease in the Facility B Base Rate Margin shall in any event apply to any quarter ending on or prior to the actual date of delivery to the Administrative Agent and the Issuing and Paying Agent of the applicable certificate containing the calculations justifying such decrease. Notwithstanding the foregoing, (i) no decrease in either Applicable Base Rate Margin shall in any event become effective on any date on which a Default or an Event of Default shall have occurred and be continuing, and (ii) upon the occurrence of a Default or an Event of Default, until the next subsequent date, in the case of Facility A Advances, or the next subsequent an Interest Rate and Fee Adjustment Date, in the case of Facility B Advances, on which there shall not exist any Default or Event of Default, (x) if, at the time of such Default or Event of Default, as the case may be, either Applicable Base Rate Margin is determined by reference to Level 5 on the Applicable Rate Determination Table, such Base Rate Margin shall continue to be determined by reference such Level, and (y) if, at the time of such Default or Event of Default, as the case may, either Applicable Base Rate Margin is determined by reference to any Level other than Level 5, such Base Rate Margin shall be automatically increased as of the date of such Default or Event of Default, if and to the extent necessary, to the rate described at Level 4 on the Applicable Rate Determination Table. From and including the Closing Date until the first date thereafter, in the case of Facility A Advances, or the first Interest Rate and Fee Adjustment Date thereafter, in the case of Facility B Advances, on which a change is called for by application of the Applicable Rate Determination Table, the Facility A Base Rate Margin shall be determined in accordance with Level 2 on the Facility A Rate Determination Table and the Facility B Base Rate Margin shall be determined in accordance with Level 4 on the Facility B Rate Determination Table.

                 (c) Default Rate. Without limiting anything contained in Sections 2.07(a) or 2.07(b) to the contrary, following the occurrence and during the continuance of an Event of Default, the outstanding principal balance of the Advances shall bear interest, payable on demand, at a rate per annum equal at all times to 2% per annum above the higher of (a) the Alternate Base Rate in effect from time to time or (b) the interest rate applicable to each such Advance at the date of such default (after giving effect, upon the occurrence of such default, to any increase in the Applicable Eurodollar Margin or Applicable Base Rate Margin, as the case may be, if and to the extent required by the provisos to the preceding Sections 2.07(a) and 2.07(b)).

                 (d) Limitation on Interest Rates. In no event shall any interest rate provided for hereunder or under the Notes exceed the maximum rate permissible for corporate borrowers under applicable law (the "Maximum Rate"). If, for any period, any interest rate, absent such limitation, would have exceeded the Maximum Rate, then the interest rate for that period shall be the Maximum Rate, and, if in future periods, that interest rate would otherwise be less than the Maximum Rate, then, to the extent permitted by applicable law, that interest rate shall remain at the Maximum Rate until such time as the amount of interest paid hereunder equals the amount of interest which would have been paid if the same had not been limited by the Maximum Rate. In the event that, upon payment in full of the Obligations under this Agreement, the total amount of interest paid or accrued under the terms of this Agreement is less than the total amount of interest which would, but for this Section 2.07(d), have been paid or accrued if the interest rates otherwise set forth in this Agreement and the Notes had at all times been in effect, then the Borrowers shall, to the extent permitted by applicable law, pay the Banks an amount equal to the difference between (a) the lesser of (i) the amount of interest which would have been charged if the Maximum Rate had, at all times, been in effect or (ii) the amount of interest which would have accrued had the interest rates otherwise set forth in this Agreement, at all times, been in effect and (b) the amount of interest actually paid or accrued under this Agreement. In the event that a court determines that any Bank has received interest and other charges hereunder in excess of the Maximum Rate, such excess shall be deemed received on account of, and shall automatically be applied to reduce, the Obligations other than interest, in the inverse order of maturity, and if there are no Obligations outstanding, such Bank shall refund to the Borrowers such excess. In determining whether any interest rate provided for hereunder or under the Notes exceeds the Maximum Rate, all sums paid or agreed to be paid to the Administrative Agent, the Issuing and Paying Agent, any Issuing Bank, or any Bank for the use, forbearance or detention of the Commitments or the Obligations shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such Commitments or Obligations (including the period of any renewal or extension thereof) so that the interest on the Obligations shall not exceed the Maximum Rate.

                 SECTION 2.08 Additional Interest on Eurodollar Rate Advances. The Borrowers shall pay to the Issuing and Paying Agent for the account of each Bank additional interest on the unpaid principal amount of each Eurodollar Rate Advance of such

Bank, from the date of such Advance until such principal amount is paid in full, at a rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage, if any, of such Bank for such Interest Period, payable on each date on which interest is payable on such Advance. Such additional interest shall be determined by such Bank and notified to the Borrowers through the Issuing and Paying Agent.

                 SECTION 2.09. Interest Rate Determination. (a) Each Reference Bank agrees to furnish to the Issuing and Paying Agent timely information for the purpose of determining each Eurodollar Rate, as applicable. If any one or more of the Reference Banks shall not furnish such timely information to the Issuing and Paying Agent for the purpose of determining any such interest rate, the Issuing and Paying Agent shall (subject to the requirements of Section 2.03 (b)(ii)) determine such interest rate on the basis of timely information furnished by the remaining Reference Bank.

                 (b) The Issuing and Paying Agent shall give prompt notice to the Borrowers and the Banks of the applicable interest rate determined by the Issuing and Paying Agent for purposes of Section 2.07(a) or (b), and the applicable rate, if any, furnished by each Reference Bank for the purpose of determining the applicable interest rate under Section 2.07(a).

                 (c) The Borrower may, on any Business Day, upon notice given to the Issuing and Paying Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed conversion and subject to the provisions of Section 2.03(b), convert all Advances of one Type comprising the same Borrowing into Advances of another Type; provided; however, that, other than as required pursuant to Section 2.03(b)(i), any conversion of any Eurodollar Rate Advances into Base Rate Advances shall be made on, and only on, the last day of an Interest Period for such Eurodollar Rate Advances. Each such notice of a conversion shall, within the restrictions specified above, specify (i) the date of such conversion, (ii) the Advances to be converted, and (iii) if such conversion is into Eurodollar Rate Advances, the duration of the Interest Period for each such Advance.

                 (d) If the Borrowers shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01, the Issuing and Paying Agent will forthwith so notify the Borrowers and the Banks and such Advances will automatically, on the last day of the then existing Interest Period therefor, convert into Base Rate Advances.

                 (e) On the date on which the aggregate unpaid principal amount of Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $500,000, such Advances shall, if they are Eurodollar Rate Advances, automatically convert into Base Rate Advances, and on and after such date the right of the Borrower to convert such Advances into Advances of a Type other than Base Rate Advances shall terminate; provided however, that if and so long as each such Advance shall be of the same Type and have the same Interest Period as Advances comprising another Borrowing or other Borrowings, and the aggregate unpaid principal amount of all such Advances shall equal or exceed $500,000, the Borrower shall have the right to continue all such Advances as, or to convert all such Advances into, Eurodollar Rate Advances having such Interest Period.

                 SECTION 2.10. Increased Costs. (a) If, due to either (i) the introduction of, or any change (other than any change by way of imposition or increase of reserve requirements included, in the case of Eurodollar Rate Advances, in the Eurodollar Rate Reserve Percentage) in, or in the judicial, administrative or other governmental interpretation of, any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost (other than taxes described in clauses (i) through (iv) of Section 2.12(a)) to any Bank of agreeing to make or making, funding or maintaining Eurodollar Rate Advances or Letter of Credit participations, then the Borrowers shall from time to time, upon demand by such Bank (with a copy of such demand to the Issuing and Paying Agent), pay to the Issuing and Paying Agent for the account of such Bank additional amounts sufficient to compensate such Bank for such actual increased cost. A certificate as to the amount of such increased cost, submitted to the Borrowers and the Issuing and Paying Agent by such Bank, shall be prima facie evidence of such amount for all purposes, absent manifest error.

                 (b) If either (i) the introduction of, or any change in, or in the judicial, administrative or other governmental interpretation of, any law or regulation or (ii) compliance with any guideline or request from any central bank or other govern- mental authority (whether or not having the force of law) affects or would affect the amount of capital required to be maintained by any Bank or any corporation controlling any Bank and such Bank determines that the amount of such capital is increased by or based upon the existence of such Bank's Commitment hereunder and other similar commitments, then, upon demand by such Bank (with a copy of such demand to the Issuing and Paying Agent), the Borrowers shall pay to the Issuing and Paying Agent for the account of such Bank from time to time as specified by such Bank additional amounts sufficient to compensate such Bank in the light of such circumstances, to the extent that such Bank reasonably determines such increase in capital to be allocable to the existence of such Bank's Commitment hereunder. A certificate as to such amounts, submitted to the Borrowers and the Issuing and Paying Agent by such Bank, shall be prima facie evidence of such amounts for all purposes, absent manifest error.

                 SECTION 2.11. Payments and Computations. (a) The Borrowers shall make each payment hereunder not later than 11:00 A.M. (New York City time) on the day when due in U.S. dollars to the Issuing and Paying Agent at its address referred to in Section 2.03(a) in same day funds. The Issuing and Paying Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest, facility fees or other amounts to the Banks for the account of their respective Applicable Lending Offices, in each case to be applied in accordance with the terms of this Agreement. The payment of an amount by either Borrower to the Issuing and Paying Agent for the account of any Bank shall satisfy the obligation of the Borrowers to pay such amount to such Bank, and the Borrowers shall not be responsible for the Issuing and Paying Agent's failure to cause a timely distribution of such amounts to such Bank.

                 (b) Each Borrower hereby authorizes each Bank, if and to the extent payment owed to such Bank is not made to the Issuing and Paying Agent when due hereunder, to charge from time to time against any or all of such Borrower's accounts with such Bank any amount so due.

                 (c) All computations of interest and per annum fees hereunder shall be made by the Issuing and Paying Agent, including computations of additional interest pursuant to Section 2.08, shall be made by a Bank, on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or facility fees are payable. Each determination by the Issuing and Paying Agent (or, in the case of Section 2.08, by a Bank) of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

                 (d) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or such fee, as the case may be; provided, however, if such extension would cause payment of interest on or principal of any Eurodollar Rate Advance to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

                 (e) Unless the Issuing and Paying Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Bank hereunder that the Borrowers will not make such payment in full, the Issuing and Paying Agent may assume that the Borrowers have made such payment in full to the

Issuing and Paying Agent on such date and the Issuing and Paying Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Borrowers shall not have so made such payment in full to the Issuing and Paying Agent, each Bank shall repay to the Issuing and Paying Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Issuing and Paying Agent, at the Federal Funds Rate.

                 (f) All payments of principal and interest in respect of outstanding Advances, all payments of fees and all other payments in respect of any other Obligations, shall be allocated among such of the Banks and Issuing Banks as are entitled thereto, in proportion to their respective ratable shares of the Advances or otherwise as provided herein, and shall be applied by the Administrative Agent in respect of the Obligations in the following order:

                 (i) FIRST, to the repayment of and interest on any distribution made by the Issuing and Paying Agent to any Bank pursuant to Section 2.11(e) for which the Issuing and Paying Agent has not then been repaid by such Bank;

                 (ii) SECOND, to pay Obligations in respect of any fees, expense reimbursements or indemnities then due to the Administrative Agent or the Issuing and Paying Agent;

                 (iii) THIRD, to pay Obligations in respect of any fees, expense reimbursements or indemnities then due to the Banks and each Issuing Bank;

                 (iv) FOURTH, to pay interest due in respect of Advances and outstanding reimbursement obligations in respect of Letters of Credit;

                 (v) FIFTH, to pay outstanding reimbursement obligations in respect of Letters of Credit;

                 (vi) SIXTH, to the ratable payment or prepayment of principal outstanding on Advances in such order as the Administrative Agent may determine in its sole discretion;

                 (vii) SEVENTH, to pay the Borrowers' performance obligations under Eligible Interest Rate Contracts; and

                 (viii)  EIGHTH, to the ratable payment of all other
         Obligations.

The order of priority set forth in this Section 2.11(f) and the related provisions of this Agreement are set forth solely to determine the rights and priorities of the Administrative Agent, the Issuing and Paying Agent, the Banks and each Issuing Bank. The order of priority set forth in clauses (iii) through (viii) of this Section 2.11(f) may at any time and from time to time be changed by the Majority Banks without necessity of notice to or consent of or approval by either of the Borrowers or any other Person. The order of priority set forth in clause (i) of this Section 2.11(f) may be changed only with the prior written consent of the Issuing and Paying Agent. The order of priority set forth in clause (ii) of this Section 2.11(f) may be changed only with the prior written consent of the Administrative Agent or the Issuing and Paying Agent, as applicable.

                 SECTION 2.12. Taxes. (a) Any and all payments by the Borrowers hereunder shall be made, in accordance with Section 2.11, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding:

                 (i) in the case of each Bank, the Administrative Agent or the Issuing and Paying Agent, taxes imposed on its income, franchise taxes and similar taxes imposed on it, by the jurisdiction under the laws of which such Bank, the Administrative Agent or the Issuing and Paying Agent (as the case may be) is organized or any political subdivision thereof,

                (ii) in the case of each Bank, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of such Bank's Applicable Lending Office or any political subdivision thereof,

               (iii) in the case of each Bank, withholding taxes payable with respect to payments to such Bank at its original Applicable Lending Office specified in Schedule 2.12 hereto under laws (including, without limitation, any treaty, ruling, determination or regulation) in effect on May 31, 1995, but not any increase in withholding tax resulting from any subsequent change in such laws, and

                (iv) in the case of any assignment by a Bank of an interest herein to an assignee pursuant to Section 8.08, or any change of an Applicable Lending Office in one jurisdiction to an Applicable Lending Office in another jurisdiction, any excess of the withholding tax applicable to such assignee, or Applicable Lending Office, over the withholding tax (other than any withholding tax which was excluded from the definition of Taxes under clause (iii) or this clause (iv) of this
         Section 2.12(a)) which was applicable to the former Bank, or former Applicable Lending Office, as the case may be, in each case as determined under laws (including without limitation, any treaty, ruling, determination or regulation) in effect on the date of such assignment or change, but not including any increase in withholding tax resulting from any subsequent change in such laws;

(all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrowers shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Bank, the Administrative Agent or the Issuing and Paying Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Bank, Administrative Agent or Issuing and Paying Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

                 (b) In addition, the Borrowers agree to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (hereinafter referred to as "Other Taxes").

                 (c) The Borrowers will jointly and severally indemnify each Bank, the Administrative Agent and the Issuing and Paying Agent for the full amount of all Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this
Section 2.12) paid by such Bank, the Administrative Agent or the Issuing and Paying Agent, as the case may be, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. The Borrowers shall make any such payment to such Bank, the Administrative Agent or the Issuing and Paying Agent, as the case may be, within 30 days from the date such Bank, the Administrative Agent or the Issuing and Paying Agent, as the case may be, makes written demand therefor. If any Bank receives a refund in respect of any Taxes or Other Taxes for which such Bank has received payment from the Borrowers hereunder, such Bank shall, within 30 days of such receipt, deliver a notice thereof to the Borrowers. The Borrowers may, within 30 days of receipt of such notice, deliver to such Bank a written request for the amount of such refund in respect of Taxes or Other Taxes, together with a reaffirmation of this Section 2.12 executed by the Borrowers to repay such refund to such Bank (plus any penalties, interest or other charges) in the event that such Bank is required to repay such refund. After receipt of such request, such Bank shall deposit with the Administrative Agent for delivery to the Borrowers the amount of such refund.

                 (d) Within 30 days after the date of any payment of Taxes or Other Taxes withheld by the Borrowers in respect of any payment to any Bank, the Borrower will furnish to the Administrative Agent and the Issuing and Paying Agent, at their respective addresses referred to in Section 8.03, the original or a certified copy of a receipt evidencing payment thereof.

                 (e) Prior to the date of the initial Borrowing in the case of each Bank, and from time to time thereafter if requested by the Borrowers, the Administrative Agent or the Issuing and Paying Agent (and, in any event, annually or as often as may otherwise be required by law or regulation), each Bank organized under the laws of a jurisdiction outside the United States shall provide the Administrative Agent, the Issuing and Paying Agent and the Borrowers with the forms prescribed by the IRS certifying as to such Bank's status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to such Bank hereunder or other documents satisfactory to the Borrowers, the Issuing and Paying Agent and the Administrative Agent indicating that all payments to be made to such Bank hereunder are subject to such tax at a rate reduced by an applicable tax treaty. Unless the Borrowers, the Issuing and Paying Agent and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments hereunder are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrowers or the Issuing and Paying Agent shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Bank organized under the laws of a jurisdiction outside the United States.

                 (f) Without prejudice to the survival of any other agreement hereunder, the agreements and obligations contained in this Section
2.12 shall survive the payment in full of principal and interest hereunder and the termination of this Agreement.

                 SECTION 2.13. Sharing of Payments, Etc. If any Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Obligations owing to it (other than pursuant to Section 2.08, 2.10 or 2.12) in excess of its ratable share (in accordance with the outstanding Advances and Letter of Credit reimbursement obligations of the respective Banks) of payments obtained by all the Banks on account of Advances or reimbursement obligations then due and payable or other amounts then due and payable hereunder, such Bank shall forthwith purchase from the other Banks such participation in the Advances or other Obligations owing to them hereunder as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase from each Bank shall be rescinded and such Bank shall repay to the purchasing Bank the purchase price to the extent of such recovery together with an amount equal to such Bank's ratable share (according to the proportion of (i) the amount of such Bank's required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. Each Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank were the direct creditor of such Borrower in the amount of such participation.

                 SECTION 2.14. Letters of Credit. (a) Subject to the satisfaction of the conditions provided by Article III hereof, each Issuing Bank agrees to issue its irrevocable clean, standby and documentary Letters of Credit (collectively, the "Letters of Credit") for the account of the Borrowers or either of them as account parties from time to time, with prior notice to the Issuing and Paying Agent, on any Business Day during the period on and from the Effective Date to but not including the Termination Date in an aggregate undrawn face amount not to exceed at any time the amounts set forth in Sections 2.01(b) and 2.01(c) (and no Issuing Bank shall issue a Letter of Credit unless it shall have received confirmation from the Issuing and Paying Agent that the aggregate undrawn face amount of all Letters of Credit, after giving effect to such issuance, would not exceed such amounts). Each Letter of Credit shall be issued by the Issuing Bank with respect to such Letter of Credit on behalf of the Banks ratably according to their respective Contractual Percentages, shall be in such Issuing Bank's standard form and issued pursuant to a Borrower's letter of credit application in such Issuing Bank's standard form (or, in either case, such other form as the Administrative Agent and the Issuing and Paying Agent may approve). The expiration date of any Letter of Credit shall not extend beyond the Stated Termination Date.

                 (b) Immediately upon any drawing under a Letter of Credit, the Borrowers shall jointly and severally reimburse the Issuing Bank with respect to such Letter of Credit and the Banks participating in such Letter of Credit for the amount of such drawing in accordance with this Agreement and the letter of credit application relating thereto. If at the date of such drawing the Borrowers would be able to request a Borrowing hereunder in an amount equal to the amount of such drawing, then the Borrowers shall be deemed, without further act, to have requested such a Borrowing in such amount, to be made by the Banks in accordance with their Contractual Percentages (after giving effect to the payment of such reimbursement obligation) on the date of such drawing and to be applied by the Issuing and Paying Agent to such reimbursement obligation. If any such reimbursement obligation is not paid when due, such reimbursement obligation shall bear interest, from the date when due until paid in full, payable on demand, at a rate per annum equal at all times to 2% per annum above the Alternate Base Rate in effect from time to time.

                 (c) Each Letter of Credit shall be issued by an Issuing Bank, and the Banks shall participate therein according to their respective Contractual Percentages.

                 (d) The parties hereto acknowledge that, prior to the Effective Date, BAI has issued Letters of Credit under the Prior Credit Agreement for the account of one or more of the Borrowers, as more fully described in Schedule 2.14(d) hereto (collectively, the "Existing Letters of Credit"). Each such Existing Letter of Credit shall, for all purposes of this Agreement, be treated as, and be deemed to be, a Letter of Credit issued hereunder and shall be subject to the terms and restrictions contained herein. On the Effective Date, each of the Banks shall be required to, and shall, purchase a ratable participation interest in any such Existing Letter of Credit in accordance with their Contractual Percentages, and BAI, as the Issuing Bank, and the Issuing and Paying Agent shall make appropriate adjustments to their records to reflect such participation.

                 (e)  Notwithstanding anything in Section 2.01(b) or this
Section 2.14 to the contrary, if any Bank shall, at least one Business Day before the date of issuance of any Letter of Credit, notify the Issuing and Paying Agent that it is unlawful, or that any central bank or other governmental authority asserts that it is unlawful, for such Bank or its Applicable Lending Office to perform its obligation hereunder to acquire a participation in such Letter of Credit or to fund or maintain any such participation hereunder, then such Bank shall not participate in such Letter of Credit and the other Banks shall participate in such Letter of Credit ratably according to their respective Contractual Percentages (calculated without including the Commitment of the Bank giving such notice); provided, however, that if such recalculation would result in any Bank's outstanding Advances, Letter of Credit participations and aggregate ratable share of any unpaid reimbursement obligations in respect of Letters of Credit exceeding, in the aggregate, such Bank's Commitment minus such Bank's Contractual Percentage of any applicable Underbillings Reserve, or (ii) the sum of (1) the aggregate amount of all outstanding Advances, plus (2) the aggregate undrawn face amounts of all of the Letters of Credit, plus (3) the aggregate amount of all unpaid Letter of Credit reimbursement obligations exceeding the Total Commitment minus the sum of the Commitment of the Bank giving such notice and any applicable Underbillings Reserve, then such Letter of Credit shall not be issued.

                 SECTION 2.15. Termination or Reduction of the Commitments. The Borrowers shall have the right, upon at least two Business Days' notice to the Administrative Agent and the

Issuing and Paying Agent, to terminate in whole or reduce ratably in part the Unused Commitments of the Banks; provided, however, that each partial reduction shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof.

                 SECTION 2.16. Interest Rate Contracts. At any time a Bank may, but shall have no obligation to, enter into Interest Rate Contracts with respect to the Advances, provided, however, that the notional amount for all such Interest Rate Contracts in effect at any time shall not exceed $40,000,000 in the aggregate. The Borrower and the Bank entering into an Interest Rate Contract shall give written notice to the Administrative Agent, at least three
(3) Business Days prior to entering into any Interest Rate Contract, specifying the term thereof, the notional amount thereof and requesting that such contract shall be secured by the Collateral. The Administrative Agent shall, within two
(2) Business Days of such notice, notify the applicable Bank and Borrower whether, after giving effect to the proposed Interest Rate Contract, such notional amounts are within the limit set forth above, and if the aggregate notional amount is within such limit at such time, then the Interest Rate Contract shall be secured by the Collateral and shall be deemed an "Eligible Interest Rate Contract" (whether or not the aggregate notional amount for all Interest Rate Contracts subsequently exceeds such limit).


                                  ARTICLE III
                              CONDITIONS PRECEDENT

                 SECTION 3.01. Conditions Precedent to the Effectiveness of This Agreement. This Agreement shall become effective and be deemed effective on the first Business Day that all of the following conditions precedent shall have been satisfied (the "Effective Date"):

                 (a) The Administrative Agent shall have received on or before the Effective Date all of the following, each dated such day, in form and substance satisfactory to the Administrative Agent (and, where indicated, each of the Banks):

                          (i) 15 original counterparts of this Agreement,
                 fully-executed, together with all Exhibits and Schedules hereto, completed to the satisfaction of the Administrative Agent and the Banks.

                          (ii) A Note of each of the Borrowers drawn to the
                 order of each Bank.

                          (iii) 15 original counterparts of a Security Agreement
                 (the "Security Agreement Amendment"), fully executed, in substantially the form attached hereto as Exhibit D.

                          (iv) 15 original counterparts of a Pledge Agreement
                 (the " Pledge Agreement Amendment"), fully executed, substantially in the form attached hereto as Exhibit E.

                          (v) 15 original counterparts of the WMX Guaranty in
                 the form attached hereto as Exhibit F.

                          (vi) 15 original counterparts of the WMX Intercreditor
                 Agreement in the form attached hereto as Exhibit G.

                          (vii) Certified copies of the resolutions of the respective Board of Directors of each Borrower evidencing approval, as applicable, of this Agreement, the Notes and all of the other instruments, documents and agreements to be executed and/or delivered in connection with the foregoing, in each case, to the extent such Borrower is a party thereto, and all of the other matters contemplated hereby and thereby, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the foregoing.

                          (viii) A favorable opinion of Randall M. Walters, Esq., counsel for each of the Borrowers, in the form attached hereto as Exhibit H.

                          (ix) A certificate of the Secretary or an Assistant Secretary of each Borrower certifying (a) the names and true signatures of the officers of such Person authorized to sign this Agreement and the other Transaction Documents and the other documents or certificates to be delivered pursuant to this Agreement or such other Transaction Documents and (b) copies attached thereto of the by-laws of such Person, or, to the extent applicable, that such by-laws of such Person have not been amended, supplemented or otherwise modified since May 11, 1993.

                          (x) Articles/Certificates of Incorporation for each Borrower, certified by the Secretary of State of the State of Ohio in which such Person is incorporated.

                          (xi) Good Standing Certificates for each Borrower from the Secretaries of State of each state in which the nature of such Person's business requires that it qualify to do business.

                          (xii) Requests for Information (form UCC-11) and such other search reports (including, without limitation, tax lien and judgment searches) regarding each Borrower from such jurisdictions as the Administrative Agent deems appropriate.

                          (xiii) Evidence that all insurance required to be maintained by each Borrower pursuant to Section 5.01(a) is in effect.

                          (xiv) Certificates of insurance (or other evidence of insurance satisfactory to the Administrative Agent) and lender's loss payable endorsements in respect of any such insurance policy covering the "Equipment" or "Inventory" (as such terms are defined in the Security Agreement) of each Borrower.

                          (xv) A favorable opinion of Sidley & Austin, special local counsel to the Administrative Agent, in the form attached hereto as Exhibit I.

                          (xvi) A certificate from the Treasurer of OHM certifying (a) that the conditions precedent set forth in
                 Section 3.01(b), (f) and (g) have been fulfilled and (b) that all representations and warranties of and the Borrowers contained herein and in all of the other Transaction Documents are true and correct, in each case, as of the Effective Date.

                          (xvii)  Such other agreements, documents and
                 instruments as shall be reasonably requested by the Administrative Agent or the Issuing and Paying Agent.

                 (b) The Rust Transactions shall have been consummated in compliance with all applicable laws.

                 (c) All commitment and other fees required to be paid to the Administrative Agent, the Issuing and Paying Agent or any of the Banks by the Borrowers hereunder or in connection herewith on or prior to the Effective Date shall have been paid.

                 (d) All of the representations and warranties of each of the Borrowers contained in this Agreement and in any other Transaction Document shall be true and complete in all material respects on and as of the Effective Date as though made on and as of such date, except to the extent such representation or warranty expressly speaks only as of a different date.

                 (e) No Default or Event of Default shall have occurred and be continuing or would result from the execution of this Agreement or any of the other Transaction Documents and the consummation of the transactions and the extensions of credit contemplated by this Agreement and the other Transaction Documents.

                 (f) There shall not have occurred since December 31, 1994 any event which, in the reasonable judgment of the Majority Banks, has had a material adverse effect on the financial condition, operations or businesses of the Borrowers taken as a whole.

                 (g)  The Prior Credit Agreement shall have been terminated.

                 The acceptance by either Borrower of the proceeds of any extensions of credit hereunder shall constitute a representation and warranty by each of the Borrowers as of the Effective Date that all of the conditions contained in this Section 3.01 have been satisfied.

                 SECTION 3.02. Conditions Precedent to Each Extension of Credit Hereunder. The obligation of each Bank to make an Advance on the occasion of each Borrowing (including the initial Borrowing hereunder) and the obligation of each Issuing Bank to issue, and each Bank to participate in, each Letter of Credit shall be subject to the conditions precedent that on the date of such Borrowing or issuance:

                 (a) The following statements shall be true, and, if requested by the Administrative Agent, the Administrative Agent shall have received for the account of such Bank or Issuing Bank a certificate or certificates signed by a duly authorized officer of each Borrower dated the date of such Borrowing or issuance, stating that:

                      (i) the representations and warranties contained in Section 4.01 are correct on and as of the date of such Borrowing or issuance as though made on and as of such date, and

                     (ii) no event has occurred and is continuing, or would result from such Borrowing or issuance, which constitutes a Default or an Event of Default, which event has not been waived by the Majority Banks.

         In the absence of a request for such a certificate, the delivery by a Borrower of a Notice of Borrowing or of a Letter of Credit application shall constitute each Borrower's representation that each such statement is and, on the date of such Advance or issuance, shall be true and correct.

                 (b) There shall not have occurred since December 31, 1994, in the reasonable judgment of the Majority Banks, a material adverse change in the financial condition, operations or businesses of the Borrowers and their Subsidiaries taken as a whole.

                 (c) The Administrative Agent shall have received such other documents or instruments as any Bank or the Issuing Bank through the Administrative Agent may reasonably request.

                 (D) Such Borrowing or issuance shall not violate any law, rule, regulation, writ, order or judgment.


                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

                 SECTION 4.01. Representations and Warranties of the Borrowers. Each Borrower represents and warrants as follows:

                 (a) Each Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction indicated at the beginning of this Agreement and is duly qualified as a foreign corporation wherever the failure to so qualify would have a material adverse effect on such Borrower.

                 (b) The execution, delivery and performance by each Borrower of this Agreement and the other Transaction Documents to which it is a party are within such Borrower's corporate powers, have been duly authorized by all necessary corporate action, have received all necessary governmental approvals and do not contravene (i) such Borrower's certificate of incorporation or by-laws, (ii) any law or (iii) any contractual restriction binding on such Borrower.

                 (c) This Agreement and the other Transaction Documents to which each Borrower is a party are, and the Letter of Credit applications when delivered by each Borrower hereunder will be, legal, valid and binding obligations of such Borrower enforceable against it in accordance with their respective terms, except as the enforcement thereof may be limited by bankruptcy, insolvency and similar laws affecting the rights of creditors generally and by general principles of equity.

                 (d) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by either Borrower of this Agreement or the Transaction Documents to which it is a party.

                 (e) Except as disclosed in OHM's Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 1994, there is no pending or, to its knowledge, threatened action or proceeding before any court, governmental agency or arbitrator, in which there is a reasonable probability of a determination adverse to either Borrower, any Subsidiary, or any Affiliate of either Borrower which may, in any such case, materially adversely affect the financial condition or operations of the Borrowers taken as a whole.

                 (f) The Consolidated balance sheets of OHM and its Subsidiaries as at December 31, 1994 and March 31, 1995, and the related statements of income and cash flow for the fiscal year and the three (3) months, respectively, then ended (copies of which have been furnished to each Bank) fairly present the Consolidated financial condition of such Persons as at such dates and the results of the Consolidated operations of such Persons for the year and the three (3) months, respectively, ended on such dates, all in accordance with generally accepted accounting principles consistently applied, and since December 31, 1994 there has been no material adverse change in the financial condition, operations, or businesses of the Borrowers taken as a whole.

                 (g) As of the Effective Date, neither Borrower maintains any Plan. No Termination Event has occurred nor is reasonably expected to occur with respect to any Plan; each Schedule B (Actuarial Information) to an annual report (Form 5500 Series) hereafter delivered to the Banks with respect to any Plan will be complete and accurate and fairly present the funding status of such Plan; and neither Borrower has incurred nor reasonably expects to incur (either as a result of its own actions or the actions of any ERISA Affiliate) any withdrawal liability in excess of $100,000 under ERISA to any Multiemployer Plan, which liability is not reserved for on the books of such Borrower.

                 (h) Neither Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance or Letter of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock in either case for any purpose inconsistent with said Regulation U.

                 (i) No proceeds of any Advance or Letter of Credit will be used to acquire any security in any transaction which is subject to Section 13 or 14 of the Exchange Act, which transaction shall not have received the prior approval of the board of directors of each Person which is an issuer of securities to be acquired in such transaction.

                 (j) The proceeds of the Advances hereunder will be used for general corporate purposes.

                 (k) Attached hereto as Schedule 4.01(k) is a true and complete list of all domestic Subsidiaries and of all foreign Subsidiaries, including in each case the jurisdiction of incorporation of such Subsidiaries and the ownership of the capital stock thereof.

                 (l) As of the Effective Date, (i) such Borrower is in compliance in all material respects with all Environmental Laws and health and safety statutes and regulations, (ii) there are no material governmental investigations of the environmental matters of such Borrower, (iii) there are no contingent liabilities which could reasonably be expected to have a material adverse effect on the financial condition or operations of such Borrower taken as a whole, and (iv) the transactions set forth herein and contemplated hereby shall not subject the Administrative Agent, the Issuing and Paying Agent, the Banks, any Issuing Bank or any of their respective Affiliates or properties to any Environmental Law (including without limitation, any clean- up responsibility law or restrictive transfer law or regulation).

                 (m) The Rust Transactions have been consummated in accordance with all applicable laws.


                                   ARTICLE V
                           COVENANTS OF THE BORROWERS

                 SECTION 5.01. Affirmative Covenants of the Borrowers Other Than Reporting Requirements. So long as any Note or any payment due hereunder shall remain unpaid or any Bank shall have any Commitment hereunder, each Borrower will, unless the Majority Banks shall otherwise consent in writing, and shall cause each Subsidiary to:

                 (a) Maintenance of Insurance. Maintain with financially sound and reputable insurers, insurance with respect to its properties and business against such liabilities, casualties, risks and contingencies and in such types and amounts as is customary in the case of Persons engaged in the same or similar businesses and similarly situated.

                 (b) Maintenance of Properties, Etc. Except as otherwise permitted pursuant to Section 5.02(c), maintain and preserve all of its properties, necessary in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

                 (c) Keeping of Records and Books of Account. Keep adequate records and books of account, in which complete entries will be made in accordance with generally accepted accounting principles consistently applied, reflecting all financial transactions of such Person.

                 (d) Preservation of Corporate Existence, Etc. Preserve and maintain its corporate existence, rights and privileges in the jurisdiction of its incorporation, and qualify and remain qualified as a foreign corporation in each jurisdiction in which the failure to so qualify would have a material adverse effect on such Person; provided, however, that nothing herein contained shall prevent any merger or consolidation permitted under this Agreement.

                 (e) Law. Comply in all material respects with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges and liens imposed upon it or upon its property, except to the extent contested in good faith and by appropriate proceedings and to the extent adequate reserves are maintained with respect thereto in accordance with generally accepted accounting principles.

                 (f) Visitation Rights. At any reasonable time and from time to time on reasonable notice, permit any of the Banks or any agents or representatives thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, such Borrower, and to discuss the affairs, finances and accounts of such Person with any of their respective officers or directors.

                 (g) Subsidiary Guaranties. Cause each existing or future Subsidiary (other than any Subsidiary which is a Borrower) to execute and deliver, upon request of the Administrative Agent, to the Issuing and Paying Agent an unconditional secured guaranty of the Obligations, and, upon request of the Administrative Agent during a Secured Period, pledge the stock of any such Subsidiary to the Issuing and Paying Agent, for the benefit of the Banks.

                 SECTION 5.02. Negative Covenants of the Borrowers. So long as any Note or any payment due hereunder shall remain unpaid or any Bank shall have any Commitment hereunder, neither of the Borrowers nor any Subsidiary will, unless the Majority Banks shall otherwise consent in writing:

                 (a) Liens, Etc. Create, incur, assume or suffer to exist any Lien upon or with respect to any of its properties, now owned or hereafter acquired, or assign or otherwise convey, any right to receive income; provided, however, that the foregoing restrictions shall not be applicable to the following:

                          (i) Liens granted to or held by the Issuing and Paying Agent securing payment and performance of the Obligations;

                          (ii)     Customary Permitted Liens;

                          (iii) contracts with or for the Government, directly or indirectly providing for advance, partial or progress payments on such contracts or for any lien, paramount to all other liens, upon moneys advanced or paid pursuant to such contracts, or upon any material or supplies in connection with the performance of such contracts to secure such payments to the Government; and liens or other evidences of interest in favor of the Government, paramount to all other liens, directly or indirectly, for the Government to secure Indebtedness incurred and owing to the Government in connection with any such contracts;

                          (iv) Liens listed on Schedule 5.02(a)(iv) hereto (but not any increase in the debt secured thereby or any enlargement of properties or assets covered thereby);

                          (v) Liens with respect to judgments which do not result in an Default or Event of Default under or a breach of this Agreement;

                          (vi) Liens on the assets of Remediation securing Indebtedness under the Bank of Tokyo Agreement, to the extent such Indebtedness does not exceed $8,000,000 and provided that such Liens attach only to those assets the acquisition of which was financed or refinanced with the proceeds of such Indebtedness;

                          (vii) Liens securing Permitted Other Indebtedness; provided that such Liens attach only to those assets which are acquired with the proceeds of any purchase money Indebtedness constituting Permitted Other Indebtedness or the assets which are the subject of any Long-Term Lease Obligation constituting part of Permitted Other Indebtedness;

                          (viii)  rights reserved to or vested in any
                 municipality or governmental, statutory or public authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the property of any Borrower;

                          (ix)  rights reserved to or vested in any
                 municipality or governmental, statutory or public authority to control or regulate any property of any Borrower or to use such property in a manner which does not materially impair the use of such property for the purposes for which it is held by such Borrower;

                          (x) rights of a common owner of any interest in real estate, rights of way or easements held by any Borrower and such common owner as tenants in common or through other common ownership;

                          (xi) zoning, planning, ordinances and municipal regulations;

                          (xii) servitudes, easements, restrictions, rights of way and other similar rights in real or immovable property or any interest therein, provided the same does not materially impair the use of such property for the purposes for which it is held by any Borrower;

                          (xiii) Liens on the assets of a Subsidiary at the
                 time it becomes a Subsidiary; and

                          (xiv) Liens securing obligations owed to WMX under
                 the WMX Reimbursement Agreement or arising in favor of WMX under principles of subrogation as a result of payments made by WMX under the WMX Guaranty.

                 (b) Mergers, Etc. Except as otherwise permitted pursuant to Section 5.02(c) and this Section 5.02(b), merge or consolidate with, or sell, assign, lease, dispose of or otherwise transfer (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, except that
(i) any Subsidiary may merge into or consolidate with or so transfer its assets to any wholly owned Subsidiary and (ii) any Person (other than a Subsidiary) may merge into or so transfer its assets to OHM or a wholly owned Subsidiary thereof; provided, however, that (1) both immediately before and after giving effect thereto, no Default or Event of Default shall be outstanding or result therefrom, (2) in the case of any such merger or consolidation to which OHM is a party, OHM is the surviving corporation, (3) the resulting Person of any such merger or consolidation is OHM or a wholly owned Subsidiary and (4) neither Borrower may merge or consolidate with, or transfer its assets to, the other Borrower.

                 (c) Sales, Etc. of Assets. Sell, assign, lease or otherwise dispose of a substantial part of its assets, other than:

                 (i) in connection with a transaction permitted by Section 5.02(b);

                 (ii) the sale or other disposition of obsolete, unnecessary or redundant equipment;

                 (iii) the sale or other disposition of equipment to be replaced with other equipment acquired with the proceeds of such sale or other disposition, provided that the acquisition of the replacement equipment is otherwise permitted pursuant to the terms of this Agreement;

                 (iv) the sale of assets (other than those described in the immediately preceding clauses (ii) and (iii)) in the ordinary course of such Persons's business in an aggregate amount not to exceed 5% of Net Worth during any Secured Period or 10% of Net Worth during any Unsecured Period (based on the higher of the book or market value of such assets at the time of such sale) in any fiscal year of such Person; and

                 (v) the sale by OHM of shares of the common stock of NSC Corporation currently owned by OHM; provided, however, that prior to the date of any such proposed sale, an Authorized Officer of OHM shall have delivered a certificate to the Administrative Agent and the Issuing and Paying Agent certifying that the board of directors of OHM has approved such sale and had determined that the sale price was at or above the fair market value of the stock being sold;

                 (vi) the sale or other transfer of assets to any Person other than an Affiliate of either Borrower, which sale or transfer is promptly followed by the lease by either Borrower, as lessee, of the same assets.

                 (d) Operating Leases. Enter into any operating lease as lessee if (after giving effect to such lease) the aggregate amount of the lease payments under all operating leases which are required to be made by the Borrowers during any consecutive 12 month period would exceed $15,000,000; provided, that the limitation with respect to operating leases under this Section shall apply only (i) if the WMX Guaranty is no longer in effect, if the Borrowers' financial performance has failed, as of the end of any fiscal quarter, to satisfy the conditions for Level 4 set forth on the Facility B Rate Determination Table, or (ii) if the WMX Guaranty is in effect, if (A) the Borrowers' financial performance has failed, as of the end of any fiscal quarter, to satisfy the conditions for Level 4 set forth on the Facility B Rate Determination Table, and (B) the aggregate outstanding Advances plus the aggregate undrawn face amount of outstanding Letters of Credit plus any unpaid reimbursement obligations in respect of Letters of Credit, computed as an average daily amount, exceeds the Total A Commitment for either (1) the thirty day period prior to the occurrence of such failure or (2) any thirty day period so long as such failure continues.

                 (e) Nature of Business. Materially change the nature of its business as conducted at the Effective Date.

                 (f) Restricted Payments. (i) Declare or pay any dividends (other than stock dividends payable in common stock of OHM), purchase, redeem, retire or otherwise acquire for value any of its capital stock, return any capital to its stockholders as such or make any distribution to its stockholders as such, in each case with respect to its capital stock or that of the other Borrower or (ii) make any payment or prepayment of principal of, premium, if any, or interest on, or any redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Indebtedness of either Borrower (all such payments, collectively, "Restricted Payments"), except that so long as no Default or Event of Default exists or would result therefrom (A) Remediation may make Restricted Payments to OHM, (B) either Borrower may make regularly scheduled payments of principal, interest or sinking fund payments on Subordinated Indebtedness, and (C) the Borrowers may make Restricted Payments in an aggregate amount not to exceed $5,000,000 in order to make non-current sinking fund payments on the Debentures or to purchase or redeem the Debentures, provided that any such sinking fund payments are applied in the order of maturity. In addition, (1) during any Facility B Level 3 Period, the Borrowers may make Restricted Payments so long as, after giving effect thereto, the aggregate Restricted Payments made since the Effective Date shall not exceed $10,000,000, (2) during any Facility B Level 2 Period, the Borrowers may make Restricted Payments so long as, after giving effect thereto, the aggregate Restricted Payments made since the Effective Date shall not exceed $25,000,000, and (c) during any Facility B Level 1 Period, the Borrowers may make Restricted Payments so long as no Default or Event of Default is outstanding (or would result therefrom) and the making of such Restricted Payment would not cause the Borrowers' performance to fall below Level 1 for Facility B.

                 (g) Accounting Treatment. Make any significant change in accounting treatment or reporting practices except either (i) as required by changes in generally accepted accounting principles or (ii) as permitted in accordance with generally accepted accounting principles and, in each such case, concurred in by such Person's independent public accountants, or change its Consolidated fiscal year end.

                 (h) Affiliate Transactions. Enter into any loan, purchase, sale or other transaction, whether or not in the ordinary course of business, with any Affiliate of such Person other than on terms and conditions at least as favorable to such Person as would be obtainable at the time in a comparable arm's-length transaction with a Person other than such Affiliate; provided, however, that all Indebtedness of either Borrower arising from any such transaction (other than Indebtedness of OHM to Remediation pursuant to clause (iii) below) shall constitute Subordinated Indebtedness; and provided, further, that:

                 (i) Either of the Borrowers may enter into any purchase, sale or other transaction (other than a loan transaction) with the other Borrower on terms which are other than arm's-length, in each case, to the extent such purchase, sale or other transaction is otherwise permitted pursuant to the terms of this Agreement and the other Transaction Documents;

                 (ii) (A) Either Borrower may make Investments in wholly-owned Subsidiaries as permitted by Section 5.02(i)(v), (B) OHM may make advances to or borrow from Capital National in connection with OHM's self-insurance program, (C) as permitted by Section 5.02(i)(iv) and 5.02(j)(vi), and (D) OHM may have Indebtedness owing to EFSC as permitted by Section 5.02(j)(v);


                 (iii)  Remediation may make loans to OHM;

                 (iv) the Borrower may enter into and perform their obligations under the WMX Reimbursement Agreement and any related security agreement; and

                 (v) OHM may (a) issue to WMX, pursuant to the terms of the Reorganization Agreement, warrants to purchase common stock of OHM,
         (B) issue common stock to WMX upon the exercise of any such warrants; and (C) otherwise perform its obligations under such warrants.

                 (i) Investments. Make any investment in any Person, whether by way of loan, advance, capital contribution, acquisition of stock or other security or otherwise ("Investments"); provided, however, that the foregoing restrictions shall not be applicable to the following:

                          (i) Loans or advances to either Borrower constituting Subordinated Indebtedness, which loans and advances are evidenced by appropriate entries in the books and records of such Person;

                          (ii) Investments existing as of the Effective Date and listed on Schedule 5.02(i)(ii) hereto (but not any subsequent enlargement thereof);

                          (iii) advances by OHM to Capital National in connection with OHM's self-insurance program;

                          (iv) Investments in wholly-owned Subsidiaries of either Borrower, each which Investment shall be specifically related to an environmental remediation project undertaken or to be undertaken by the applicable wholly-owned Subsidiary; provided, however, that during any Secured Period, the aggregate amount of such Investments by both Borrowers at any time outstanding shall not exceed 10% of Net Worth at such time;

                          (v) Investments in wholly-owned Subsidiaries in nominal amounts (individually and in the aggregate) to cover normal operating expenses of such Subsidiaries in the ordinary course of business;

                               (vi) Investments in (A) direct obligations and repurchase agreements of the United States or any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States or have a rating of "A-1" or better by Standard and Poor's Corporation or "P-1" or better by Moody's Investors Service Inc., in each case having a maturity of three months or less, (B) commercial paper, in an aggregate amount not exceeding $2,000,000 per issuer, issued by corporations organized in the United States and having a rating of "A-1" or better by Standard & Poor's Corporation or "P-1" or better by Moody's Investors Service Inc., in each case having a maturity of three months or less, (C) certificates of deposit or bankers acceptances having a maturity of three months or less issued by members of the Federal Reserve System organized in the United States and having deposits in excess of $100,000,000 and ratings equivalent to those described in the preceding clause (B), in an aggregate amount not exceeding $2,000,000 per issuer, and (D) Eurodollar time deposits in domestic or foreign commercial banks with assets in excess of $10,000,000,000 having a maturity of three months or less and ratings equivalent to those described in the preceding clause (B), in an aggregate amount not to exceed $2,000,000 per issuer;

                               (vii)  any transaction permitted by Section 5.02
                      (b);

                               (viii) any Investment in any joint venture with any other Person entered into specifically for the purpose of performing and completing a specific environmental remediation project or projects, which Investments shall be made to fund (a) capital expenditures made by such joint venture in connection with any such project or (b) the ordinary course working capital requirements of such joint venture relating to such project or projects; and

                               (ix)  Investments in nominal amounts of the
                      capital stock of competitors of the Borrower and of other Persons involved in the environmental service industry for purposes of acquiring the quarterly and annual reports, shareholder reports and other information distributed by such competitors and such other Persons, respectively, to their shareholders, provided that, if requested by the Administrative Agent, such stock is pledged to the Issuing and Paying Agent for the benefit of the Banks.

                      (j) Indebtedness. Create, incur, assume or suffer to exist any Indebtedness other than:

                      (i) the Indebtedness under this Agreement, the Notes, the Letters of Credit and the other Transaction Documents;

                      (ii) Subordinated Indebtedness other than that represented by the Debentures;

                      (iii) Indebtedness evidenced by the Debentures, in the amount outstanding as of the Effective Date (as the same may be amortized from time to time);

                      (iv) Indebtedness outstanding under (and in accordance with) the Bank of Tokyo Agreement for financing capital expenditures at the Baird and McGuire incineration project in Holbrook, Massachusetts, in an amount not exceeding $8,000,000, in the aggregate, at any time outstanding;

                      (v) Indebtedness of OHM to EFSC in an aggregate amount
              not to exceed $91,000,000 at any time outstanding;

                      (vi) Indebtedness of OHM to Capital National created by
              loans or advances from Capital National to OHM in connection with OHM's fronted self-insurance program;

                      (vii) other Indebtedness existing as of the Effective Date and listed on Schedule 5.02(j)(vii) hereto (but not any subsequent increases thereof);

                      (viii) at any time other than during a Facility B Level 5 Period, unsecured Indebtedness;

                      (ix) any other purchase money Indebtedness (or refinancings thereof secured by the same assets) and Long Term Lease Obligations provided, that purchase money Indebtedness (and refinancings thereof) and Long-Term Lease Obligations permitted under this clause are limited to such purchase money Indebtedness (and refinancings thereof) and Long-Term Lease Obligations which, at the time of incurrence of any such purchase money Indebtedness (or the refinancings thereof) or Long-Term Lease Obligations (and after giving effect to such incurrence), would not in the aggregate exceed (a) $30,000,000 during any Facility B Level 5 Period, Facility B Level 4 Period or Facility B Level 3 Period,
              (b) twenty-five percent (25%) of Net Worth during any Facility B Level 2 Period, or (c) thirty percent (30%) of Net Worth during any Facility B Level 1 Period (purchase money Indebtedness and Long Term Lease Obligations described in this clause (ix) being "Permitted Other Indebtedness"); and

                      (x) any Indebtedness owed to WMX under the WMX Reimbursement Agreement as a result of payments made by WMX under the WMX Guaranty or any subrogation rights of WMX arising as a result of payments made by WMX under the WMX Guaranty.

                      (k) Issuance of Additional Equity. Issue any additional stock or other equity securities; provided, however, that OHM shall be permitted to issue additional stock (including, without limitation, the issuance of additional stock in connection with any conversion of the Debentures into common shares of OHM or pursuant to OHM's stock option plans) so long as (i) no such stock or equity shall have preferential (other than class voting rights of preferred stockholders under certain circumstances) or weighted voting rights or be convertible into Indebtedness, (ii) no mandatory redemption thereof shall be scheduled to occur prior to the maturity of the Debentures, (iii) the issuance thereof would not violate the terms of the Debentures or cause a Default or Event of Default under Section 6.01(m), and (iv) if such stock is preferred stock (x) the stated dividend rate thereof shall not exceed the stated interest rate of the Debentures and (y) no sinking fund payment shall be required to be made in respect thereof in any amount greater than the amount of, or on any date prior to the date upon which, the stinking fund payments in respect of the Debentures are required to be made.

                      (l) Capital Expenditures. Make, or permit any of their Consolidated Subsidiaries to make, any capital expenditures (whether payable in cash or other property or accrued as a liability), whether by purchase, capital lease or otherwise, if, following such incurrence, total Capital Expenditures for the then current fiscal quarter and the three immediately preceding fiscal quarters would exceed (i) $30,000,000 during a Facility B Level 5 Period, (ii) $35,000,000 during a Facility B Level 4 Period, (iii) $40,000,000 during a Facility B Level 3 Period or (iv) $50,000,000 during a Facility B Level 2 Period. This Section will not limit the incurrence of Capital Expenditures during any Facility B Level 1 Period.

                      (m) Minimum Net Worth. Permit Net Worth as at the end of any fiscal quarter of the Borrowers to be less than the sum of (1) Net Worth as of March 31, 1995, minus (2) $______ (which amount constitutes twenty-five percent (25%) of the net cash proceeds received by OHM from the issuance of common stock of OHM completed on March 28, 1995), plus (3) $______ (which amount constitutes fifty percent (50%) of the increase in Net Worth arising from the Rust Transactions, plus (4) fifty percent (50%) of the net income of the Borrowers and their Consolidated Subsidiaries for each fiscal quarter following March 31, 1995 (it being agreed that if net income is negative for any fiscal quarter, it shall be deemed to be zero for the purposes of this clause (4)), minus (5) the amount of any reductions to Net Worth as a result of purchase accounting adjustments made within one year of the closing of the Rust Transactions in connection with the Rust Transactions, minus (6) the amount of any other reductions to Net Worth, but not to exceed $3,000,000, as a result of accounting adjustments (other than purchase accounting adjustments) made within one year of the closing of the Rust Transactions in connection with the Rust Transactions.

                      (n) EBITDA to Interest Expense Ratio. Permit the EBITDA to Interest Expense Ratio to be less than the following amounts on the last day of each fiscal quarter of the Borrowers in each of the following fiscal years:

                                                          Minimum EBITDA to
                Fiscal Year                             Interest Expense Ratio
                -----------                             ----------------------
                   1995                                       3.00 to 1.0
                   1996                                       3.00 to 1.0
                   1997                                       3.25 to 1.0
                   1998                                       3.25 to 1.0
                   1999                                       3.25 to 1.0
                   2000                                       3.25 to 1.0

                      (o) Maximum Funded Debt to EBITDA Ratio. Permit the Funded Debt to EBITDA Ratio to exceed the following amounts as of the last day of any of the following fiscal quarters of the Borrowers:

                                                Maximum Funded Debt
     Fiscal Quarter Ending                        to EBITDA Ratio
     ---------------------                      -------------------
     June 30, 1995                                  4.75 to 1.0
     September 30, 1995 and                         4.50 to 1.0
       on the last day of
       each fiscal quarter
       ending thereafter

                      SECTION 5.03. Reporting Requirements. So long as any Note or any payment due hereunder shall remain unpaid or any Bank shall have any Commitment hereunder, the Borrowers will furnish to the Administrative Agent, the Issuing and Paying Agent and each Bank, unless the Majority Banks shall otherwise consent in writing:

                      (a) during any Facility B Level 5 Period, as soon as available and in any event within 30 days after the end of each calendar month (or 45 days with respect to the months of January, February, March, June, September and December), Consolidated and consolidating balance sheets of the Borrowers as of the end of such month, and a Consolidated statement of cash flow and Consolidated and consolidating statements of income for the Borrowers (and a Consolidated statement of cash flow for Remediation) for such month and for the period commencing at the end of the previous fiscal year and ending with the end of such month;

                      (b)   (i)    as soon as available and in any event within
     45 days after the end of each of the first three quarters of each fiscal year of OHM, Consolidated and consolidating balance sheets of the Borrowers as of the end of such quarter and a Consolidated statement of cash flow and Consolidated and consolidating statements of income of the Borrowers (and a Consolidated statement of cash flow for Remediation) for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, and (ii) as soon as available such other financial statements as may be prepared from time to time for any unconsolidated subsidiary of either Borrower, each certified by the chief financial officer, the chief accounting officer or the treasurer of such unconsolidated subsidiary;

                      (c) as soon as available and in any event within 90 days after the end of each fiscal year of OHM, (i) a copy of the annual report for such year of OHM, containing financial statements for such year certified in an unqualified manner by Ernst & Young (or any successor to such firm) or any other independent public accountants acceptable to the Majority Banks and (ii) consolidating balance sheets of the Borrowers as of the end of such year and consolidating statements of income of the Borrowers (and a Consolidated statement of cash flow for Remediation) for such year, each certified by the chief financial officer, the chief accounting officer or the treasurer of OHM and, if applicable, Remediation;

                      (d) together with each delivery pursuant to paragraph (b) or (c) of this Section 5.03, a certificate of the chief financial officer, the chief accounting officer or the treasurer of OHM, in form reasonably acceptable to the Administrative Agent, with respect to the Borrowers' compliance with the provisions of Sections 5.01 and 5.02;

                      (e) within 45 days after the end of each fiscal quarter of OHM, a certificate of the chief financial officer, the chief accounting officer or the treasurer of OHM, in form reasonably acceptable to the Administrative Agent, setting forth the EBITDA to Interest Expense Ratio and the Funded Debt to EBITDA Ratio, together with the calculations thereof, for the preceding four fiscal quarter period then ending, and if a Facility B Level 3 Period, Facility B Level 4 Period or Facility B Level 5 Period is then in effect, such certificate shall also set forth the amount of the Underbillings Reserve as of the end of such fiscal quarter together with the calculation thereof;

                      (f) promptly after the sending, filing or issuance thereof, copies of all reports or other material which either Borrower sends pursuant to any requirement of the Securities Act of 1933 or the Exchange Act to any of its security holders, copies of all reports and registration statements which such Person files with the Securities and Exchange Commission or any national securities exchange and copies of all press releases issued by either Borrower; and within 30 days after receipt thereof by either Borrower, copies of any report or other material which any of the NSC Companies sends pursuant to any requirement of the Securities Act of 1933 or the Exchange Act to any of its security holders;

                      (g) as soon as possible and in any event (i) within fifteen days after either Borrower or any of its Affiliates knows or has reason to know that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred and
     (ii) within fifteen days after either Borrower or any of its Affiliates knows or has reason to know that any other Termination Event with respect to any Plan has occurred, a detailed statement of the chief financial officer of such Borrower describing such Termination Event and the action, if any, which such Borrower or such Affiliate proposes to take with respect thereto;

                      (h) promptly and in any event within five Business Days after receipt thereof by either Borrower or any of its Affiliates from the PBGC, copies of each notice received by such Borrower or any such Affiliate of the PBGC's intention to terminate any Plan or to have a trustee appointed to administer any Plan;

                      (i) from time to time upon request of the Administrative Agent, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan;

                      (j) promptly and in any event within ten Business Days after receipt thereof by either Borrower or any of its Affiliates from a Multiemployer Plan sponsor, a copy of each notice received by such Borrower or such Affiliate concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA in any individual instance or in the aggregate in excess of $1,000,000;

                      (k) within two Business Days after the occurrence of any event which constitutes a Default or Event of Default, notice of such occurrence together with a detailed statement of the chief financial officer or the chief accounting officer of OHM of the action being taken by the Borrowers to cure the effect of such event;

                      (l) as soon as available and in any event not later than February 28 of each fiscal year, a business plan for such fiscal year of the Borrowers, such business plan to include a statement in reasonable detail of the assumptions and goals underlying such business plan and such business plan to address such matters concerning the business, operations and finances of the Borrowers as any Bank through the Administrative Agent may reasonably request;

                      (m) promptly and in any event within five Business Days after receipt thereof by either Borrower or either of the Borrowers' respective Subsidiaries, a copy of each notice, citation or other communication from the United States Environmental Protection Agency, any state environmental protection agency, any court or any other governmental Person, and of each consent agreement, consent decree, judgment or other document with any such Person, in each case asserting an actual or potential violation, fine, penalty, enforcement action or liability of or against such Borrower, any such Subsidiary or any of the NSC Companies under any Environmental Law, the effect or adverse determination of which may have a materially adverse effect on the properties, condition (financial or otherwise), operations or business of the Borrowers taken as a whole;

                      (n) as soon as available and in any event within 45 days after the end of each calendar quarter, a report with respect to projects having a value in excess of $1,000,000 being performed by Remediation (including any of the projects acquired as part of the Rust Transactions) at the end of such quarter (other than "time and materials" or "cost plus" projects), such report to include information in reasonable detail with respect to such matters and to be otherwise in form and substance satisfactory to the Banks;

                      (o) not less often than quarterly, a summary accounts receivable aging in form and detail reasonably satisfactory to the Administrative Agent, with respect to the accounts of the Borrowers;

                      (p) promptly, and in any event within two Business Days, after either Borrower learns of the same, notice of any default by WMX with respect to any indebtedness of WMX with a principal amount of $50,000,000 or more, or of any change in the Credit Rating of WMX;

                      (q) immediately upon receipt thereof, a copy of any Freeze Notice sent by WMX under the WMX Guaranty; and

                      (r) such other information respecting the condition (financial or otherwise) or operations of either Borrower or any of their Subsidiaries as any Bank through the Administrative Agent may from time to time reasonably request.


                                   ARTICLE VI
                               EVENTS OF DEFAULT

                      SECTION 6.01. Events of Default. If any of the following events (the "Events of Default") shall occur:

                      (a) Either Borrower shall fail to pay (i) any installment of principal of any Note when due; or (ii) any reimbursement obligation with respect to a drawing under any Letter of Credit when due; or (iii) any interest on any Note, or any fees or other Obligations hereunder, in each case when due or within one Business Day thereafter; provided, however, that if the Borrowers, in good faith, shall dispute the amount of interest or fees that are owing and shall give notice of such dispute to the Issuing and Paying Agent prior to the time when such payment became due, no Event of Default shall be deemed to exist if such disputed amount of interest or fees is not paid for such period as the Borrowers shall be diligently working with the Issuing and Paying Agent to resolve such dispute, which period shall in no event exceed five Business Days after the date on which such interest or fees were originally due or, if shorter, one Business Day after such dispute is resolved; and provided, further, that nothing in the preceding proviso shall permit or be deemed to permit a deferral of the payment of any non- disputed portion of any interest or fees which are due hereunder; or

                      (b) Any representation or warranty made or deemed made by either of the Borrowers under this Agreement, the Notes, any Letter of Credit application, any other Transaction Document or in any certificate furnished pursuant hereto or thereto shall prove to have been incorrect in any material respect when made or deemed made; or

                      (c) Either Borrower shall fail to perform or observe any of the covenants set forth in Sections 5.02(b), 5.02(e) - (g), inclusive, 5.02(i) (excluding 5.02(i)(vi)), 5.02(j) or 5.02(k); or

                      (d) Either of the Borrowers shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed and any such failure shall remain unremedied for (20) twenty Business Days after written notice thereof shall have been given to such Borrower by the Administrative Agent; or

                      (e) Either of the Borrowers shall fail to pay any Indebtedness (including accrued and unpaid interest, if any) of such Borrower, or any interest or premium thereon, with respect to which the aggregate outstanding principal balance equals or exceeds five percent (5%) of Net Worth, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to cause the acceleration of the maturity of, or to permit the holder or holders thereof to accelerate the maturity of, Indebtedness of either of the Borrowers in an aggregate outstanding principal amount which equals or exceeds five percent (5%) of Net Worth; or

                      (f) Either of the Borrowers shall fail to perform or observe any other term, covenant or agreement contained in any of the Transaction Documents (other than this Agreement) on its part to be performed or observed, or an event of default under any such Transaction Document shall occur, and any such failure or event of default shall remain unremedied or uncured, as the case may be, for ten (10) days after written notice thereof shall have been given to such Borrower by the Administrative Agent; or

                      (g) Either of the Borrowers shall admit in writing its inability to pay its debts generally as they become due, or shall make an assignment for the benefit of creditors; or either of the Borrowers shall apply for or consent to the appointment of any receiver, custodian, interim trustee, trustee, or similar officer for it or for all or any substantial part of its property; or any such receiver, custodian, interim trustee, trustee or similar officer shall be appointed without the application or consent of either of the Borrowers and such appointment shall continue undischarged for a period of 60 days; or either of the Borrowers shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against either of the Borrowers and either an order for relief is granted in such proceeding or such proceeding shall remain undismissed for a period of 60 days; or either of the Borrowers shall take any corporate action to authorize any of the actions set forth above in this subsection (g); or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of either of the Borrowers and such judgment, writ, or similar process shall not be released, vacated or fully bonded within 60 days after its issue or levy; or an order for relief under Title 11 of the United States Code shall be entered against either of the Borrowers;

                      (h) Any Termination Event with respect to a Plan shall have occurred and within 30 days thereafter (i) such Termination Event (if correctable) shall not have been corrected and (ii) the then present value of such Plan's vested benefits exceeds the then current value of assets accumulated in such Plan by more than two and one-half percent (2.50%) of Net Worth (or in the case of a Termination Event described in clause (b) of the definition of Termination Event, the withdrawing employers' proportionate share of such excess shall in the aggregate exceed such amount); or any Borrower or any of its ERISA Affiliates as an employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and the plan sponsor of such Multiemployer Plan shall have notified such withdrawing employer that such employer has incurred a withdrawal liability in an annual amount exceeding two and one-half percent (2.50%) of Net Worth; or

                      (i) This Agreement, the Notes, the Security Agreement, the Pledge Agreement, the WMX Guaranty or any of the other Transaction Documents shall be terminated (other than pursuant to their respective terms), revoked, or declared void or invalid; or

                      (j) Any judgment or judgments is or are entered against either of the Borrowers in an aggregate amount in excess of (i) $20,000,000 (whether or not covered by insurance), the execution of which has not been stayed by appeal or otherwise within 30 days after the date of entry thereof, or which is paid by either Borrower or on which enforcement proceedings have been commenced or (ii) two and one-half percent (2.50%) of Net Worth which is not covered by insurance and is not stayed by appeal or otherwise within 30 days after the date of entry thereof, or which is paid by either Borrower or on which enforcement proceedings have been commenced; or

                      (k) The loss, destruction, condemnation, seizure, appropriation or taking of any material and substantial portion (taken as a whole) of the property of the Borrowers; or

                      (l) During any Secured Period, this Agreement and/or the other Transaction Documents shall cease to create valid and perfected security interests (which, prior to the commencement of the first Unsecured Period, shall be first priority) in any material and substantial portion of the Collateral covered thereby, except in accordance with the terms thereof;

                      (m) Any "person" (within the meaning of Section 13(d) of the Exchange Act) other than the WMX Group shall directly or indirectly acquire beneficial ownership (within the meaning of Rule 13d-3 and Rule 13d-5 of the Securities and Exchange Commission under the Exchange Act) of 40% or more (on a fully diluted basis) of the aggregate voting stock and other voting securities (including all other securities convertible into voting stock or other voting securities) of OHM entitled to vote for the election of director; or

                      (n) The occurrence of any Freeze Event or the sending by WMX of a Freeze Notice;

     then, (i) upon the occurrence of an Event of Default of the type described in the immediately preceding clause (g), the obligation of each Bank to make Advances and participate in Letters of Credit and the obligation of any Issuing Bank to issue Letters of Credit shall, in each case, automatically and immediately terminate and all amounts owing by the Borrowers hereunder, under the Notes, and under all of the other Transaction Documents, including all accrued interest and fees and all contingent liabilities under the Letters of Credit (which liabilities may be satisfied by the Borrowers delivering to, and continuing to maintain with, the Issuing and Paying Agent cash collateral in the aggregate amount of all Letters of Credit outstanding at such time), shall become immediately due and payable, without demand, presentment, notice or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration) all of which are hereby waived by the Borrowers, and (ii) upon the occurrence of any other Event of Default, the Administrative Agent shall at the request of the Majority Banks, or may with the consent of the Majority Banks, (1) declare the obligations of each Bank to make Advances and participate in Letters of Credit and the obligation of any Issuing Bank to issue Letters of Credit, to be terminated, whereupon the same shall forthwith terminate, (2) declare all amounts owing by the Borrowers hereunder, under the Notes, and under all of the other Transaction Documents, including all accrued interest and fees and all contingent liabilities under the Letters of Credit to be forthwith due and payable, whereupon such amounts shall immediately become due and payable without demand, presentment, notice or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration) all of which are hereby waived by the Borrowers, and (3) require the Borrowers to deposit with the Issuing and Paying Agent cash collateral in an amount equal to the aggregate undrawn face amount of all Letters of Credit outstanding at such time.


                                  ARTICLE VII
                                   THE AGENTS

                      SECTION 7.01. Authorization and Action. Each Bank hereby appoints and authorizes each of the Administrative Agent and the Issuing and Paying Agent (collectively, for purposes of this Article VII, the "Agents") to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such Agent by the terms hereof together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes) the Agents shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Banks and such instructions shall be binding upon all Banks and all holders of Notes; provided, however, that neither Agent shall be required to take any action which exposes such Agent to personal liability or which is contrary to this Agreement or applicable law.

                      SECTION 7.02. Agents' Reliance, Etc. Neither Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by them in good faith under or in connection with this Agreement, except for their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, each Agent: (i) may treat the payee of any Note as the holder thereof until such Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to such Agent; (ii) may consult with legal counsel (including counsel for the Borrowers), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Bank; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of either Borrower or to inspect the property (including the books and records) of either Borrower; (v) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any instrument or document furnished pursuant hereto, or any Collateral covered hereby; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

                      SECTION 7.03. Citicorp USA, BAI and Affiliates. With respect to its Commitment, the Advances made by it, the Letters of Credit in which it participates and the Notes issued to it, each of Citicorp USA and BAI shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not an Agent; and the term "Bank" or "Banks" shall, unless otherwise expressly indicated, include Citicorp USA in its individual capacity and BAI in its individual capacity. Citicorp USA and BAI and their affiliates may accept deposits from, lend money to, act as a trustee under indentures of, and generally engage in any kind of business with, either Borrower, and any person or entity who may do business with or own securities of either Borrower, all as if Citicorp USA or BAI were not an Agent and without any duty to account therefor to the Banks.

                      SECTION 7.04. Bank Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon either Agent or any other Bank and based on the financial statements referred to in Section 4.01(f) and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon either Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

                      SECTION 7.05. Indemnification. The Banks agree to indemnify each Agent (to the extent not reimbursed by the Borrowers) ratably according to the respective amounts of such Banks' Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of this Agreement or any action taken or omitted by such Agent under this Agreement, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank agrees to reimburse each Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by such Agent in connection with the enforcement of, or legal advice in respect of rights and responsibilities under, this Agreement to the extent that such Agent is not reimbursed for such expenses by the Borrowers.

                      SECTION 7.06. Successor Agents. Each of the Agents may resign at any time by giving ten (10) Business Day's prior written notice thereof to the Banks and the Borrowers and may be removed at any time with or without cause by the Majority Banks. Upon any such resignation or removal, the Majority Banks shall have the right to appoint a successor Administrative Agent or Issuing and Paying Agent, as the case may be; provided, however, that upon the resignation or removal of the Administrative Agent, the Issuing and Paying Agent shall immediately be and become (and hereby accepts appointment as) the Administrative Agent hereunder unless and until a successor Administrative Agent is appointed as provided in this Section 7.06. Subject to such provision, if no successor Administrative Agent or Issuing and Paying Agent, as the case may be, shall have been so appointed by the Majority Banks, and shall have accepted such appointment, within seven days after the retiring Agent's giving of notice of resignation or the Majority Banks' removal of the retiring Agent, then the retiring Agent may, on behalf of the Banks, appoint a successor Administrative Agent or Issuing and Paying Agent, as the case may be, which shall be a commercial bank organized under the laws of the United States of America or any state thereof and having a combined capital and surplus of at least $100,000,000. Except for the automatic appointment of the Issuing and Paying Agent as Administrative Agent upon resignation or removal of the Administrative Agent, each appointment of a successor Agent hereunder shall require the consent of the Borrowers, which consent shall not be unreasonably withheld. Upon the acceptance of any appointment as an Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation or removal hereunder, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was such Agent under this Agreement.


                                  ARTICLE VIII
                                 MISCELLANEOUS

                      SECTION 8.01. No Waiver; Cumulative Remedies. No failure or delay on the part of the Administrative Agent, the Issuing and Paying Agent, any Bank, any Issuing Bank or any holder of any Note in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

                      SECTION 8.02. Amendments, Etc. No amendment, modification or waiver of any provision of this Agreement or of the Notes, nor consent to any departure by either Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Banks (or by the Agent on behalf of the Majority Banks), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Banks, do any of the following: (a) waive any of the conditions specified in Article III, (b) increase the Commitments of the Banks or subject the Banks or any Issuing Bank to any additional obligations, (c) reduce the principal of, or interest on, the Notes or any fees hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Banks, which shall be required for the Banks or any of them to take any action hereunder, (f) release any guarantor of the Obligations, other than the release of WMX from the WMX Guaranty as provided for, and in accordance with the terms of, Section 8.15, (g) release all or a substantial portion of the Collateral, other than as required for any Unsecured Period pursuant to the terms of Section 8.15; provided further that no amendment, waiver or consent subjecting either the Agent or the Issuing and Paying Agent to any additional obligations or otherwise affecting the Agent or the Issuing and Paying Agent shall be effective, unless in writing and signed by the Agent or the Issuing and Paying Agent, as applicable, in addition to the

     Banks required by the above provisions of this Section; and provided further, that no amendment of the provisions of Sections 5.02(h)(iv) or
     (v) may be made without the consent of WMX.

                      SECTION 8.03. Notices, Etc. All notices, requests, demands, directions and other communications provided for hereunder shall be in writing (including telex or facsimile communication) and mailed or telexed or delivered or sent by courier service or facsimile transmission to the applicable party at the addresses indicated below:

                      If to the Borrowers or either of them:

                           OHM Corporation
                           16406 U.S. Route 224 East
                           P.O. Box 551
                           Findlay, Ohio 45839-0551
                           Attention: Vice President, Treasurer
                                        and Assistant Secretary
                           Telecopier: (419) 424-4985

                      If to the Administrative Agent:

                           Citicorp USA, Inc.
                           c/o Citicorp North America, Inc.
                           200 South Wacker Drive
                           31st Floor
                           Chicago, Illinois  60606
                           Attention: Emily Rosenstock, Vice President
                           Telecopier: (312) 993-1050

                      If to the Issuing and Paying Agent:

                           Bank of America Illinois
                           231 South LaSalle Street
                           Chicago, Illinois 60697
                           Attention: Agency Management Services - Illinois
                           Telecopier: (312) 974-9101

                      If to any Bank:

                           at the address of its Domestic Lending Office

     or, as to each party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this Section. If any notice is sent with respect to a Default or Event of Default at any time while the WMX Guaranty is outstanding, a copy of such notice shall be sent to WMX at the following address: WMX Technologies, Inc., 3003 Butterfield Road, Oak Brook, Illinois 60521, Attention: Chief Financial Officer, Telecopier: (708) 572-1340, provided, that any failure or delay in delivering such copy shall not affect the effectiveness of such notice. All such notices, requests, demands, directions and other communications shall, when mailed or telexed or sent by courier service, be effective when deposited in the mails or telexed, answerback received, or delivered to the courier service, respectively, addressed as aforesaid, except that notices or requests or directions to either the Administrative Agent or the Issuing and Paying Agent pursuant to any of the provisions of Articles II, III, IV or V shall not be effective until received by the Administrative Agent or the Issuing and Paying Agent, as applicable.

                      SECTION 8.04. Costs and Expenses. The Borrowers jointly and severally agree to pay on demand all reasonable out-of-pocket costs and expenses of the Administrative Agent and each Issuing Bank in connection with the preparation, printing, execution and delivery of this Agreement, the Notes, the Letters of Credit and the other instruments and documents to be delivered hereunder, and all amendments, waivers, modifications and extensions hereof or thereof, including, without limitation, customary issuance fees of each Issuing Bank in connection with the issuance of Letters of Credit and the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent and each Issuing Bank with respect to the foregoing, and of local counsel, if any, who may be retained by said counsel with respect thereto, and all reasonable costs and expenses, if any, of the Administrative Agent, the Issuing and Paying Agent, each Issuing Bank or any Bank in connection with the enforcement of this Agreement, the Notes, the Letters of Credit and the other instruments and documents to be delivered hereunder.

                      SECTION 8.05. Obligations Several. The obligation of each Bank hereunder is several, and none of the Administrative Agent, the Issuing and Paying Agent, any Bank or any Issuing Bank shall be responsible for the obligation and Commitment of any other Bank hereunder, nor will the failure of any Bank to perform any of its obligations hereunder relieve the other Banks from the performance of their respective obligations hereunder. Nothing contained in this Agreement and no action taken by the Banks pursuant hereto shall be deemed to constitute the Banks a partnership, association, joint venture or other entity.

                      SECTION 8.06. Right of Setoff. Upon the occurrence and during the continuance of any Event of Default, each Bank is hereby authorized at any time and from time to time to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of either Borrower against any and all of the obligations of such Borrower now or hereafter owing under this Agreement, the Notes and the Letters of Credit (including, without limitation, unmatured reimbursement obligations under Letters of Credit). The rights of each Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) which such Bank may have.

                      SECTION 8.07. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

                      SECTION 8.08. Binding Effect; Assignment. (a) This Agreement shall be binding upon and inure to the benefit of each Borrower, the Administrative Agent, the Issuing and Paying Agent, each Issuing Bank and each Bank and their respective successors and assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of all of the Banks.

                      (b) Each Bank shall have the right to sell or assign all or any part of its Commitment, Advances, Notes, Letter of Credit participations, and other rights and obligations under this Agreement and related documents (such transfer, an "Assignment") to any commercial lender, other financial institution or other entity (an "Assignee"); provided, however, that (i) any Assignment to an entity other than an Affiliate of the Assigning Bank, a commercial lender or financial institution shall require the consent of the Administrative Agent and OHM, such consent not to be unreasonably withheld and (ii) any assignment to an entity other than an Affiliate of the Assigning Bank shall require the consent of all Issuing Banks, such consent not to be unreasonably withheld; and provided, further, that (1) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement; (2) the amount of the Commitment of the assigning Bank being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than the lesser of (i) $5,000,000 and (ii) 100% of the assigning Bank's remaining Commitment; (3) the parties to each such assignment shall execute and deliver to the Administrative Agent and the Issuing and Paying Agent for acceptance and recording, an Assignment and Acceptance; and (4) the parties to each such assignment shall pay to the Issuing and Paying Agent a processing fee of $3000. Upon such Assignment becoming effective, the assigning Bank shall be relieved from the portion of the Commitment, obligations to indemnify the Agent and other obligations hereunder to the extent assumed and undertaken by the Assignee, and to such extent the Assignee shall have the rights and obligations of a "Bank" hereunder. Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Bank hereunder and (y) the Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Bank's rights and obligations under this Agreement, such Bank shall cease to be a party hereto).

                      (c) By executing and delivering an Assignment and Acceptance, the Bank assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or the performance or observance by the Borrowers of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, the Issuing and Paying Agent, such assigning Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;
     (v) such assignee appoints and authorizes the Administrative Agent and the Issuing and Paying Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Issuing and Paying Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Bank.

                      (d) The Issuing and Paying Agent shall maintain at its address referred to in Section 8.03 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and the Commitment of each Bank from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Administrative Agent and the Issuing and Paying Agent and the Banks may treat each Person whose name is recorded in the

     Register as a Bank hereunder, as their respective interests may appear, for purposes of this Agreement. The Register shall be available for inspection by the Borrowers or any Bank at any reasonable time and from time to time upon reasonable prior notice.

                      (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Bank and an assignee together with any Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit A hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrowers. Within five Business Days after its receipt of such notice, the Borrowers, at their own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Notes, a Note to the order of such assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Bank has retained a Commitment hereunder, a new Note to the order of the assigning Bank in an amount equal to the Commitment retained by it hereunder. Such new Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit B hereto.

                      (f) Each Bank shall also have the right to grant or sell a participation (a "Participation") in all or any part of its Commitment, Advances, Notes and Letter of Credit participations to an Affiliate of such Bank, any commercial lender or other financial institution, or, with the consent of the Administrative Agent and OHM, not to be unreasonably withheld, any other entity (a "Participant"); provided however, that (i) no Participant shall have any direct rights hereunder, (ii) the Borrowers, the Administrative Agent and the Issuing and Paying Agent, each Issuing Bank, and the Banks other than the selling Bank shall deal solely with the selling Bank and shall not be obligated to extend any rights or make any payments to, or seek any consent of, the Participant, (iii) no Participation shall relieve the selling Bank from its Commitment to make Advances hereunder and to participate in Letters of Credit, or from any of its other obligations hereunder, and such Bank shall remain solely responsible for the performance thereof, and (iv) no Participant, other than an affiliate of the selling Bank, shall or shall be entitled to require such selling Bank to take or omit to take any action hereunder, except that such Bank may agree with such Participant that such Bank will not, without such Participant's consent, take any action which would, in the case of any principal, interest or fee in which the Participant has an ownership or beneficial interest, (A) extend the final maturity of any Advances or extend the Stated Termination Date, (B) reduce the interest rate on the Advances or the rate of fees paid on the

     Commitment or the Letters of Credit, (C) forgive any principal of, or interest on, the Advances or any fees, (D) increase the amount of the Total Commitment, or (E) release all or substantially all of the Collateral.

                      (g) Notwithstanding any other provision contained in this Agreement or any of the other Transaction Documents to the contrary, any Bank may, without notice or consent of any kind, at any time assign or grant a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it) and the other Transaction Documents (including, without limitation, the Notes) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

                      (h) Any Bank and the Administrative Agent may, in connection with any such Assignment or Participation, disclose to the Assignee or Participant or to any prospective Assignee or Participant any nonpublic information relating to the Borrowers furnished by or on behalf of any of them to such Bank or the Administrative Agent, provided that such Assignee or Participant, or prospective Assignee or Participant, agrees to maintain the confidentiality thereof.

                      SECTION 8.09. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

                      SECTION 8.10. MUTUAL WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), EACH OF THE PARTIES DESIRES THAT ITS DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, EACH OF THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM IN RESPECT TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE. EACH OF THE BORROWERS, THE ADMINISTRATIVE AGENT, THE ISSUING AND PAYING AGENT AND EACH BANK HEREBY EACH AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

                      SECTION 8.11. CONSENT TO JURISDICTION; SERVICE OF PROCESS. (a) SUBJECT ONLY TO THE EXCEPTION IN THE NEXT SENTENCE,

     EACH OF THE BORROWERS, THE ADMINISTRATIVE AGENT, THE ISSUING AND PAYING AGENT AND EACH OF THE BANKS HEREBY AGREE TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL COURTS OF THE NORTHERN DISTRICT OF ILLINOIS AND THE SOUTHERN DISTRICT OF THE STATE OF NEW YORK OR, IF THE FEDERAL COURT LACKS JURISDICTION, TO THE STATE COURTS LOCATED WITHIN COOK COUNTY ILLINOIS AND NEW YORK COUNTY, NEW YORK AND WAIVE ANY OBJECTION BASED ON VENUE OR FORUM NON CONVENIENS WITH RESPECT TO ANY ACTION INSTITUTED THEREIN, AND AGREE THAT ANY DISPUTE CONCERNING THE RELATIONSHIP BETWEEN THE ADMINISTRATIVE AGENT, THE ISSUING AND PAYING AGENT, THE BANKS AND THE BORROWERS OR THE CONDUCT OF ANY SUCH PARTY IN CONNECTION WITH THIS AGREEMENT, ANY OF THE OTHER TRANSACTION DOCUMENTS OR OTHERWISE SHALL BE HEARD ONLY IN THE COURTS DESCRIBED ABOVE. NOTWITHSTANDING THE FOREGOING THE ADMINISTRATIVE AGENT, THE ISSUING AND PAYING AND THE BANKS SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST EITHER OF THE BORROWERS OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION AS THE ADMINISTRATIVE AGENT, THE ISSUING AND PAYING AGENT AND/OR BANK DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE SECURITY FOR THE OBLIGATIONS AND LIABILITIES OWING TO THEM BY THE BORROWERS HEREUNDER AND UNDER THE OTHER TRANSACTION DOCUMENTS.

                      (b) EACH OF THE BORROWERS HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (RETURN RECEIPT REQUESTED) DIRECTED TO SUCH BORROWER AT ITS ADDRESS SET FORTH IN SECTION 8.03 AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED THREE (3) DAYS AFTER THE SAME SHALL HAVE BEEN SO DEPOSITED IN THE U.S. MAIL.

                      (C) NOTHING IN THIS SECTION 8.11 SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, THE ISSUING AND PAYING AGENT OR THE BANKS TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, THE ISSUING AND PAYING AGENT AND/OR THE BANKS TO BRING ANY ACTION OR PROCEEDING AGAINST ANY OF THE BORROWERS OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION.

                      SECTION 8.12. Remedies. The Administrative Agent's, the Issuing and Paying Agent's and each Bank's rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies which such Persons may have under any other agreement, including without limitation, the other Transaction Documents, by operation of law or otherwise.

                      SECTION 8.13. Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

                      SECTION 8.14.  Indemnities.

                      (a) The Borrowers hereby jointly and severally agree to indemnify and hold harmless the Banks, the Administrative Agent, the Issuing and Paying Agent and each Issuing Bank and each of their affiliates and their respective directors, officers, employees and agents from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel) which may be incurred by or asserted against any such indemnified party in connection with or arising out of any investigation, litigation or proceeding, whether or not such indemnified party is a party thereto, related to any transaction or proposed transaction contemplated by this Agreement or any use of any Letter of Credit or the proceeds of any Advance.

                      (b) To the full extent permitted by applicable law, the Borrowers hereby jointly and severally agree to defend, indemnify and hold harmless the Banks, the Administrative Agent, the Issuing and Paying Agent and each Issuing Bank and each of their affiliates and their respective directors, officers, employees and agents from and against any and all loss, cost, expense or liability incurred in connection with any and all claims or proceedings (whether brought by private party or governmental agencies) for bodily injury, property damage, abatement or remediation, environmental damage or impairment or any other injury or damage resulting from or relating to any hazardous or toxic substance or contaminated material located upon or migrating into, from or through the property of either Borrower (whether or not the release of such materials was caused by any of such Persons, a tenant or subtenant or a prior owner or tenant on any such property and whether or not the alleged liability is attributable to the handling, storage, generation, remediation, transportation or disposal of such substance or the mere presence of the substance on any such property), which any such indemnified party may incur due to the making of loans to either Borrower, the exercise of any of its rights under this Agreement, or otherwise. For purposes of this indemnity, hazardous or toxic substances or contaminated material includes but is not limited to oil and petroleum products and those substances within the scope of all federal, state and local environmental laws, regulations and ordinances, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act and the Superfund Amendment and Reauthorization Act of 1986. This indemnity will survive foreclosure of any mortgage or conveyance in lieu of foreclosure and the repayment of the Notes and the discharge and release of any mortgage and any other loan documents.

                      SECTION 8.15. The Transaction Documents; Actions by the Banks; Release and Re-Grant of Collateral; Release of WMX Guaranty. (a) Each Bank and each Issuing Bank hereby consents and agrees to the terms of the Transaction Documents and authorizes and directs the Administrative Agent and Issuing and Paying Agent to execute the Transaction Documents. Each Bank and each Issuing Bank hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that any action taken by the Majority Banks, the Issuing and Paying Agent or the Administrative Agent (as appropriate), in accordance with the provisions of this Agreement or the Transaction Documents, and the exercise by the Majority Banks, the Issuing and Paying Agent or the Administrative Agent (as appropriate), of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Banks, Issuing Banks and the holders of any Note.

                      (b) Prior to the indefeasible payment in full of the Obligations, the release of any Collateral may occur only as follows:

                      (i) the Issuing and Paying Agent, on behalf of the Banks, shall release the Lien on any Collateral to the extent sold, assigned, transferred or otherwise disposed of in accordance with Section 5.02(c);

                      (ii) the Majority Banks may direct the Issuing and Paying Agent to release the Lien on any Collateral; provided, that in no event may all or a substantial portion of the Collateral be released under this clause (ii) without the prior written consent of all Banks; and

                      (iii) upon the Borrowers' written request in the form attached hereto as Exhibit J, delivered to the Administrative Agent and the Issuing and Paying Agent at any time after the delivery to the Banks of the required financial statements and compliance documentation pursuant to Section 5.03 for any fiscal quarter ending on or after December 31, 1995, the Issuing and Paying Agent shall release all of the Collateral if (A) the Borrowers' performance as of the end of the fiscal quarter most recently ended satisfies the conditions for Level 2 set forth on the Facility B Rate Determination Table and (B) prior to or simultaneously with such release, WMX shall have released all liens and security interests in its favor with respect to any property of either Borrower.

     At any time following the release of Collateral pursuant to clause (iii) above, the Borrowers will, upon the direction of the Majority Banks, be required to execute any necessary collateral documents and re-grant all such Collateral to the Issuing and Paying Agent for the benefit of the Banks, (A) if the WMX Guaranty has been released pursuant to subsection
     (c) below, and the Borrowers' financial performance has failed, as of the end of any fiscal quarter, to satisfy the conditions for Level 4 set forth on the Facility B Rate Determination Table, or (B) if the

     WMX Guaranty is still in effect, if (i) the Borrowers' financial performance has failed, as of the end of any fiscal quarter, to satisfy the conditions for Level 4 set forth on the Facility B Rate Determination Table, and (ii) the aggregate outstanding Advances plus the aggregate undrawn face amount of outstanding Letters of Credit, plus the aggregate unpaid reimbursement obligations with respect to the Letters of Credit, computed as an average daily amount, exceeds the amount of the Total A Commitment for either (A) the thirty day period prior to the occurrence of such failure or (B) any thirty day period so long as such failure continues.

                      (c) Upon the written request of the Borrowers prior to the one hundred twentieth (120th) calendar day following the Effective Date, which request certifies the Borrowers' intent to use a guaranty by WMX in support of other Indebtedness of the Borrowers, the Administrative Agent and the Issuing and Paying Agent shall release and terminate the WMX Guaranty in whole or in part, as requested by the Borrowers.

                      SECTION 8.16. Termination of Prior Credit Agreement. On the Effective Date, the Prior Credit Agreement shall terminate and, together with the "Notes" issued thereunder (the "Prior Notes"), shall cease to be of any further force or effect (other than rights of indemnification set forth therein, which shall survive such termination). Each Bank shall use its reasonable efforts to return the Prior Notes issued to it to the Borrowers for cancellation on or before the Effective Date; provided, that in the event that any Bank fails to return its Prior Note on or before the Effective Date, the Effective Date shall nevertheless occur, and each such Bank agrees to indemnify and hold the Borrowers harmless from and against any and all liability, loss, damage, and expense, including reasonable legal fees and expenses, in connection with, or arising out of, the issuance of such Bank's Note or the failure to return such Prior Note.

                      SECTION 8.17. Headings. The Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.




                     [THIS SPACE INTENTIONALLY LEFT BLANK.]

                      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                            BORROWERS:

                                            OHM CORPORATION


     Attest:                                By_________________________________
                                              Title:
     __________________________
     Secretary
                                            OHM REMEDIATION SERVICES CORP.


                                            By_________________________________
                                              Title:

     Commitment:                            BANKS

     $25,000,000                            CITICORP USA, INC., Individually
                                            and as Administrative Agent


                                            By_________________________________
                                              Vice President

                                            BANK OF AMERICA ILLINOIS,
                                            as Issuing and Paying Agent


                                            By_________________________________
                                              Vice President

     $25,000,000                            BANK OF AMERICA ILLINOIS


                                            By_________________________________
                                              Title:

     $25,000,000                            NBD BANK, N.A.


                                            By_________________________________
                                              Title:

     $20,000,000                            THE FIRST NATIONAL BANK OF BOSTON


                                            By_________________________________
                                              Title:

     $15,000,000                            NATIONAL CITY BANK


                                            By_________________________________
                                              Title:

     $15,000,000                            COMERICA BANK


                                            By_________________________________
                                              Title:

     $12,500,000                            BHF BANK


                                            By_________________________________
                                              Title:

     $12,500,000                            BANK ONE, LIMA, N.A.


                                            By_________________________________
                                              Title:


     $150,000,000                           TOTAL COMMITMENT
      ___________

                                    ANNEX A
                                       to
                           REVOLVING CREDIT AGREEMENT

                      Facility A Rate Determination Table

                                   Attached.

                                    ANNEX B
                                       to
                           REVOLVING CREDIT AGREEMENT

                      Facility B Rate Determination Table

                                   Attached.